As filed with the U.S. Securities and Exchange Commission on July 2, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ENTERO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-4993860
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 502

Boca Raton, Florida 33431

(561) 589-7020

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Richard Paolone

Interim Chief Executive Officer

777 Yamato Road, Suite 502

Boca Raton, Florida 33431

(561) 589-7020

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Ross Carmel, Esq. Avital Perlman, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 (212) 930-9700	Joseph M. Lucosky, Esq. Steven Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 (732) 395-4400

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 2, 2025

12,000,000 shares of Common Stock

Pre-funded Warrants to Purchase 12,000,000 shares of Common Stock

We are offering 12,000,000 shares of our common stock, par value $0.0001 per share. We estimate that the public offering price will be $0.50 per share, based on the sale price of our common stock on The Nasdaq Capital Market, or Nasdaq, on June 23, 2025.

We are also offering pre-funded warrants (the “Pre-funded Warrants”) to purchase 12,000,000 shares of our common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the issued and outstanding shares of our common stock immediately following the consummation of this offering, in lieu of shares of common stock. Each Pre-funded Warrant is exercisable for one share of our common stock at an exercise price of $0.0001 per share. For each Pre-funded Warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

Shares of our common stock are listed on Nasdaq under the symbol “ENTO”. We do not intend to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system.

The final public offering price of the shares of our common stock or Pre-funded Warrants will be determined through negotiation between us and the underwriter, based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, we may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being a Smaller Reporting Company”.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre- funded Warrant	Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us, before expenses(2)	$		$

(1)	We have also agreed to reimburse the Underwriter for certain offering-related legal and other expenses and to pay the Underwriter at the closing of the offering a non-accountable expense allowance of up to $45,000. See “Underwriting”.
(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of any Pre-funded Warrants.

We expect to deliver the securities offered hereby to investors on or about             , 2025.

Sole Book-Runner

WESTPARK CAPITAL, INC.

The date of this prospectus is                , 2025

You should rely only on the information contained in or incorporated by reference in this prospectus and the information below under the captions “Information Incorporated by Reference” and “Where You Can Find More Information” before making an investment decision. Neither we nor the Underwriter have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the Underwriter is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

Neither we nor the Underwriter have authorized anyone to provide you with information different from or inconsistent with the information contained in or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Entero Therapeutics, Inc. and its consolidated subsidiaries are referred to herein as “Entero,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Entero Therapeutics, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus, before deciding whether to participate in the offering described in this prospectus.

Overview

We are engaged in the research and development of targeted, non-systemic therapies for the treatment of patients with gastrointestinal (“GI”) diseases. Non-systemic therapies are non-absorbable drugs that act locally, i.e., in the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation. In May 2024, we changed our name from First Wave Biopharma, Inc. to Entero Therapeutics, Inc.

We are currently focused on developing the biologic Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. Our prior programs consisted of Latiglutenase, a targeted oral biotherapeutic for celiac disease designed to breakdown gluten into non-immunogenic peptides; Capeserod, a selective 5-HT4 receptor partial agonist which was being developed as a gastroparesis therapeutic; and Niclosamide, an oral small molecule with anti-inflammatory properties for patients with inflammatory bowel diseases such as ulcerative colitis and Crohn’s disease. We have determined to discontinue the Latiglutenase, Capeserod and Niclosamide programs.

In March 2024, we announced the closing of a merger (the “Merger”) with ImmunogenX, Inc. (“IMGX”), a private, clinical-stage biopharmaceutical company founded in 2013, which is developing the biologic Latiglutenase for the treatment of celiac disease. As a result of the Merger, IMGX became a limited liability company and our wholly owned subsidiary ImmunogenX LLC. As consideration for the Merger we issued the former shareholders of IMGX (a) 36,830 shares of common stock of the Company and (b) 11,777.418 shares of Series G Preferred Stock. In addition, we assumed (i) all IMGX stock options immediately outstanding prior to the Merger, each becoming an option to purchase Common Stock subject to adjustment pursuant to the terms of the merger agreement (the “Assumed Options”) and (ii) all IMGX warrants immediately outstanding prior to the Merger, each becoming a warrant to purchase Common Stock subject to adjustment pursuant to the terms of the merger agreement (the “Assumed Warrants”). The Assumed Options are exercisable for an aggregate of 200,652 shares of Common Stock, have an exercise price of $0.81 and expire between February 1, 2031 and June 6, 2033. The Assumed Warrants are exercisable for an aggregate of 127,682 shares of Common Stock, have exercise prices ranging from $3.02 to $3.92 and expire between September 30, 2032 and September 6, 2033. Also in connection with the Merger we issued a consultant 18,475 shares of Common Stock and 595.808 shares of Series G Preferred Stock.

ImmunogenX, LLC is developing CypCel, a metabolic marker compound that can measure the state of small-intestinal recovery of celiac patients undergoing gluten-free diets (“GFDs”). We have initiated a plan to dispose of certain assets and liabilities of ImmunogenX, LLC, including Latiglutenase and CypCel. As of December 31, 2024, these were classified as assets and liabilities held for sale and due to the short period of time since the close of the Merger, are reported at their fair value less cost to sell. We determined that the discontinued operations of IMGX represents a strategic shift that will have a major effect on our operations and financial statements.

In March 2025, we announced that we entered into a rescission agreement (the “Rescission Agreement”), by and among the Company, ImmunogenX, LLC and the former shareholders of IMGX (the “IMGX Shareholders”). Under the terms of the Rescission Agreement, the parties have amicably determined that it is in their collective best interest to: (i) rescind the issuances of the shares of Common Stock and Series G Preferred Stock that the Company has issued to the IMGX Shareholders as part of the Merger, (ii) convey to the IMGX Shareholders all of the issued and outstanding membership interests (the “Membership Interests”) of ImmunogenX, LLC currently held by the Company, (iii) cancel the Assumed Options and Assumed Warrants, and (iv) provide for such additional agreements as are set forth in the Rescission Agreement. Also as set forth in the Rescission Agreement, following the closing, the Company will retain up to approximately $695,000 of ImmunogenX, LLC’s accounts payable (in addition to all accounts payable not related to the ImmunogenX, LLC business), and ImmunogenX, LLC will remain responsible for approximately $2,436,338 of its secured debt. The accounts payable liability of ImmunogenX, LLC retained by the Company may be further reduced from the approximately $695,000 as the Company has a right under the Rescission Agreement to negotiate the repayment of such accounts payable with the payees, with sole discretion over determining the payment amounts and timing for such payments. After the transactions contemplated by the Rescission Agreement have been consummated, ImmunogenX, LLC will no longer be a subsidiary of the Company, and the Company will no longer be holding any interest in ImmunogenX, LLC. See “Background to the Rescission Agreement” and “Reasons for Entry into the Rescission Agreement” below. The 18,475 shares of Common Stock and 595.808 shares of Series G Preferred Stock issued by the Company to a consultant in connection with services relating to the Merger are not affected by the Rescission Agreement as the Consultant was never a shareholder of IMGX and is not a party to the Rescission Agreement. Following consummation of the transactions contemplated by the Rescission Agreement, our director and Chief Scientific Officer Dr. Jack Syage, as one of the IMGX Shareholders, and his affiliated entities will own approximately 42% of the transferred membership interests of ImmunogenX, LLC.

We have not yet filed the a preliminary proxy statement in relation to holding a shareholder meeting to obtain shareholder approval for the transfer of the Membership Interests to the IMGX Shareholders. Under the terms of the Rescission Agreement, the Rescission Agreement may be terminated and the transactions contemplated thereby may be abandoned by us or the representative of IMGX Shareholders if the transactions were not consummated by June 30, 2025, unless the Company and the representative of the IMGX Shareholders, who is our director Jack Syage, shall have consented to a subsequent date. On June 30, 2025 the Company and the shareholder representative mutually agreed that the transactions contemplated by the Rescission Agreement may be consummated on or prior to September 30, 2025. We expect that the transactions contemplated by the Rescission Agreement will be consummated on or prior to September 30, 2025, subject to satisfaction of all conditions for closing, including obtaining shareholder approval by the Company for the transfer of the Membership Interests to the IMGX Shareholders.

If we are unable to consummate the transactions contemplated under the Rescission Agreement, it may have an adverse effect on our business, financial condition and results of operations. Specifically, in the event the transactions contemplated under the Rescission Agreement do not close, as ImmunogenX, LLC’s holding company, we will be liable for the repayment of $2,436,338 of ImmunogenX, LLC’s secured debt as well as the additional approximately $46,000 of its accounts payable. Further, if the rescission is not consummated, we may become subject to a potential new lawsuit filed by Mattress Liquidators, Inc. against ImmunogenX, LLC in the event that we are unable to meet ImmunogenX LLC’s secured debt obligations. We may also be unable to effect a conversion of the Series G Preferred Stock in cash. See “Risk Factors – Risks Related to our Business – If the transactions under the Rescission Agreement are not consummated, it will have a material adverse impact on our business, financial condition and results of operations.”

We have incurred significant operating losses and negative cash flows from operations since inception. On March 31, 2025, we had cash and cash equivalents of approximately $66,000, and an accumulated deficit of approximately $203.6 million. We have incurred recurring losses, have experienced recurring negative operating cash flows, and require significant cash resources to execute our business plans. In January 2025, we closed on a revolving loan agreement in the principal amount of $2.0 million. Based on cash on hand at March 31, 2025, the available loan proceeds and assuming successful financing efforts, which we cannot guarantee, we anticipate having sufficient cash to fund planned operations through April 2026. Historically, our major sources of cash have been comprised of proceeds from various public and private offerings of its capital stock. We are dependent on obtaining additional working capital funding from the sale of equity and/or debt securities in order to continue to execute our development plans and continue operations. See “Risk Factors - Our current dependency on external funding for our operations raises a substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.”

We have a history of net losses and may be unable to achieve or sustain profitability in the future. We also received a going concern qualification in our audits for the financial years ended December 31, 2024 and 2023. As of December 31, 2024 and 2023, we cash and cash equivalents of approximately $0.2 million and $3.7 million, and an accumulated deficit of approximately $202.4 million and $184.3 million, respectively. During the years ended December 31, 2024 and 2023, we incurred net losses of approximately $18.1 million and $15.8 million, respectively. We do not know if our business operations will become profitable or if we will continue to incur net losses in 2025 and beyond. We expect to incur significant future expenses as we develop and expand our business, which will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a few reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our independent auditors, in their reports dated April 1, 2025 and March 29, 2024 with regard to our financial statements for the years ended December 31, 2024 and 2023, respectively, indicated that there was substantial doubt regarding our ability to continue as a going concern.

The number of full-time employees was reduced from 15 as of March 31, 2024 to two (2) as of July 2, 2025, with the headcount reduction arising as a result of significant capital constraints faced by the Company.

Background to the Rescission Agreement

Following the closing of the IMGX merger, Dr. Syage, one of the principals of IMGX, served as the Chief Operating Officer of the Company and as a member of the Company’s Board of Directors. On June 17, 2024, Dr. Syage transitioned from the role of Chief Operating Officer to Chief Scientific Officer.

In light of the Company’s growing financial concerns, on August 12, 2024, a Special Committee of the Board of Directors comprising Mr. Ed Borkowski, Mr. Timothy Ramdeen, Mr. Alastair Riddell and Mr. James Sapirstein was formed to address matters including the credit agreement with Mattress Liquidators, potential financings, and IMGX-related liabilities. The Committee’s mandate included evaluating strategic alternatives and assessing the ongoing liquidity issues relating to the Company.

On August 19, 2024, the Special Committee reviewed proposals to complete a rescission of the IMGX transaction. It was determined that stockholder approval was required under applicable corporate law in order to execute a potential rescission.

Subsequently, on August 30, 2024, the Board of Directors adjusted the cash reserve for the D&O Tail policy from $600,000 to $520,000, reflecting ongoing consideration of the Company's financial position.

On or about early September 2024, the Company temporarily halted rescission discussions pending evaluation of alternative financings, including a reverse merger with Journey Therapeutics, Inc. as a means to receive net new capital to meet the ongoing obligations of the business.

On October 3, 2024, the Special Committee called a meeting to address time-sensitive rescission terms presented by Dr. Syage via a letter to the Special Committee. Material terms to the offer included an upfront $500,000 cash payment to the Company to be used to stabilize the working capital position of the business, an assumption of $500,000 worth of accounts payable, an assumption of approximately $8,000,000 of secured debt obligations and two promissory notes in the amount of $250,000 and a $1,000,000 promissory note issued to the Company that would automatically convert in any subsequent financing round of at least $1,000,000 in gross proceeds $1,000,000 in favor of the Company subject to successful completion of future equity raises.

On October 4, 2024, after the Special Committee deliberation, the Company rejected Dr. Syage’s offer noting that the upfront cash portion of $500,000 was deemed to be insufficient relative to the fair market value of the Latiglutenase assets Further, the Special Committee maintained the opinion that the proposed terms by Dr. Syage and the purchase price was not in favor of the Company’s shareholders and there would be risk that the shareholders would not approve the transaction. The Special Committee submitted a counter proposal inclusive of greater upfront cash payments as well as the full assumption of all IMGX related debt obligations including the secured debt on the basis that the rescission should cleanly carve out the IMGX asset from the Company in order to be aligned with the best interests of the Company shareholders. The counter proposal was promptly rejected by Dr. Syage due to the significant personal liability he would incur as a guarantor on the secured debt obligations.

On November 8, 2024, the Board of Directors convened regarding the potential rescission where it formally elected to move on from Dr. Syage’s rescission proposal as terms and conditions could not be agreed to by both parties. Dr. Syage’s final rescission offer did not include a provision requiring stockholder approval as a condition to consummate the rescission, contrary to the opinion of the Special Committee and the Company’s outside General Counsel, Jillian Walsh. As such, Dr. Syage’s rescission proposal was determined to be invalid and was not reviewed further.

In November through December 2024, the Company continued to generate net operating losses which strained liquidity. The Company sought net new capital with the intent to provide critical liquidity to continue the business operations. Discussions with prospective capital providers resumed early in the first quarter of 2025.

On December 31, 2024, Mattress Liquidators, Inc. (“Plaintiff”) filed a complaint in the District Court, Boulder County, State of Colorado against ImmunogenX, LLC, Jack A. Syage, and The Jack A. Syage and Elizabeth T. Syage Revocable Trust (“Defendants”). In the complaint, the Plaintiff complained that the Defendants did not pay the loan under the credit agreement entered into October 3, 2022, as amended on September 6, 2023 and March 13, 2024 for the principal amount of $8,212,345.17 (the “Credit Agreement”).

Plaintiff alleged that in the summer of 2024, Defendants were not repaying the loan; accordingly, on August 2, 2024, a notice of default was sent, which demanded immediately payment of the entire balance which was suspended after the Plaintiff was provided additional information. Subsequently, Plaintiff sent Defendants letters of non-compliance regarding their financial reporting obligations. Thereafter, on November 21, 2024, Plaintiff sent Defendants another notice of default and a demand for payment, which accelerated the loan obligations, demanded that Defendants cure the financial reporting defaults, and demanded that Defendants pay all loan obligations no later than December 5, 2024.

Plaintiff claimed that as of December 31, 2024, the total amount due and owing was $7,575,568.91, which consists of $7,460,245.47 in principal, $115,323.44 in accrued contract interest, and $47,069 in authorized attorneys’ fees and costs. Plaintiff asserted three causes of action. The first cause of action was asserted against ImmunogenX, LLC for alleged breach of the Credit Agreement. The other two causes of action asserted were alleged breaches of the guarantees by Jack Syage and the Elizabeth T. Syage Revocable Trust.

Beginning in December 2024 and into January 2025, discussions with prospective capital provider Corbo Capital were accelerated. Numerous discussions between James Sapirstein, the Company’s former Chairman and Chief Executive Officer, and Corbo Capital occurred whereby material terms and conditions were discussed. However, the discussions between Corbo Capital and the Company did not materialize into an investment and the Company continued to look at alternative sources and parties for additional capital.

On February 7, 2025, the Company issued a press release announcing it had entered into a $2 million revolving loan agreement with 1396974 BC Ltd., a private lender and the appointment of Richard Paolone, Eric Corbett, and Mike Uppal to the Board of Directors, coinciding with the resignations of Timothy Ramdeen, Alastair Riddell, and James Sapirstein. The Company was introduced to 1396974 BC Ltd. by the representatives of Corbo Capital after discussions with Corbo Capital did not materialize into an investment in the Company. The discussions between the Company and 1396974 BC Ltd. did not involve any negotiations as the terms of the loan offered to the Company by 1396974 BC Ltd. were firm and non-negotiable, and were acceptable to the Company.

The board appointments were made in the context of the Company’s ongoing operational challenges and an impaired liquidity position that had materially impacted its ability to meet financial obligations. The proceeds of the loan were designated to address critical accounts payable and to fund the Company’s ongoing operational expenditures.

As a condition precedent to the availability of the loan facility, the lender required the reconstitution of the Board of Directors to include individuals with demonstrated expertise in corporate turnarounds, restructurings, and capital markets. Accordingly, the Company appointed the following directors to the Board of Directors: (i) Richard Paolone, a practicing securities lawyer based in Toronto, Canada, to assist with the balance sheet restructuring and capital raising initiatives; (ii) Eric Corbett, a former corporate banker with experience in restructurings and working capital management; and (iii) Mike Uppal, a business advisor with access to a network of potential capital providers. While Mr. Paolone, Mr. Corbett and Mr. Uppal were appointees of 1396974 BC Ltd., none of them or any other directors or executive officers of the Company are otherwise affiliated with 1396974 BC Ltd.

From February 10 through February 12, 2025, the Company’s Board of Directors held a series of meetings to review the financial status of the Company, the audit timeline, and strategic alternatives. The Special Committee was disbanded following the resignations of Mr. Ramdeen, Mr. Riddell, and Mr. Sapirstein.

On February 11, 2025, the Board of Directors of the Company determined that the Company should consider rescinding the IMGX merger and IMGX’s focus on Latiglutenase in order to focus solely on the development of Adrulipase. Pursuing the IMGX rescission versus maintaining both programs would allow the Company to focus on its flagship drug product, restructure its balance sheet, and remove secured debt obligations which had been pushing the company toward potential bankruptcy since summer 2024. Dr. Syage affirmed that he would personally pay off a material portion of Immunogen, LLC’s secured debt and encumber his personal assets if the IMGX merger were rescinded, as he viewed this more favorably than the alternative bankruptcy where the secured lender could force Chapter 11 and liquidate the Company as it had a perfected security interest in the Latiglutenase assets and other assets of ImmunogenX, LLC.

On February 12, 2025, the Board of Directors convened a meeting to present the findings from the due diligence review and evaluate strategic options, including a potential unwinding of the IMGX merger.

On February 13, 2025, following the comprehensive review of Company documents and discussion at meetings of the Board of Directors, Sarah Romano, the former Chief Financial Officer of the Company, Mr. Paolone and Mr. Corbett on behalf of the Company reinitiated discussions with IMGX representatives namely Dr. Syage and Fortis LLP, outside legal counsel to the IMGX Shareholders, regarding the unwinding of the merger. These initial discussions focused on the potential terms and structure of a rescission agreement.

From mid-February 2025 to early March 2025, representatives of the Company, namely Mr. Corbett, Mr. Paolone, Sarah Romano, the former Chief Financial Officer of the Company, and Anna Skowron, the Interim Chief Financial Officer of the Company engaged in negotiations regarding the terms of a potential rescission agreement with Dr. Syage, as the representative of the IMGX Shareholders. The IMGX Shareholders consist of 50 persons or entities, all of whom have no relationship or affiliation with the Company (other than Dr. Syage and his affiliated entities who are also IMGX Shareholders) or with any lender to the Company. During this period, both parties exchanged proposals focusing on the return of equity, the unwinding of outstanding obligations, and provisions for future cooperation between the entities.

On February 18, 2025, the Board of Directors unanimously determined that executing a rescission agreement was the best option for the shareholders of the Company. An agreement in principle was subsequently reached between Dr. Syage on behalf of the IMGX Shareholders and the Company’s representatives, namely Mr. Corbett and Mr. Paolone, regarding the rescission. On February 20, 2025, Mr. Paolone, alongside Sarah Romano, and the Company legal counsel shared a draft of the Rescission Agreement with Dr. Syage.

The Company successfully secured approval from the IMGX Shareholders in favor of the Rescission Agreement (as defined below) and the rescission agreement was executed by the parties on March 24, 2025 (the “Rescission Agreement”). The parties’ entry into the Rescission Agreement was reported in the Company’s Current Report on Form 8-K filed with the SEC on March 25, 2025 and also communicated through a press release.

On or around May 8, 2025, the Company distributed Amendment No. 1 to the Rescission Agreement to the IMGX Shareholders to provide for an accredited investor representation by the IMGX Shareholders. A form of the amendment to the rescission agreement distributed to the IMGX shareholders has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Effective April 9, 2025, and executed May 8, 2025, Plaintiff and Defendants entered into a settlement agreement (“Settlement Agreement”) whereby Dr. Syage and The Jack A. Syage and Elizabeth T. Syage Revocable Trust (the “Guarantors”) agreed to pay the Plaintiff (a) $5,500,000 to be applied to the obligations amounting to approximately $7.9 million owed to the Plaintiff (which amount was paid to the Plaintiff on April 9, 2025) with the Guarantors being solely responsible for payment of all obligations due to be paid to the Plaintiff. In addition, IMGX agreed to pay all of Plaintiff’s attorneys’ fees and costs incurred to date amounting to approximately $62,000. The parties to the Settlement Agreement also agreed to enter into amended and restated loan documents dated April 9, 2025 which provide for, among others, a revolving loan of $2,436,338.30 (the “Commitment”) to ImmunogenX, LLC, to be repaid and the principal amount thereof reborrowed before the earliest of: (i) April 9, 2028; (ii) the date ImmunogenX, LLC prepays the revolving loan in full in accordance with amended and restated credit agreement; or (iii) the date on which the Commitment is terminated in whole pursuant to amended and restated credit agreement. Under amended and restated guarantees, the Guarantors unconditionally guaranteed the prompt payment of all monies owed by ImmunogenX, LLC to Plaintiff under the terms and conditions as stated herein. Under the Settlement Agreement, the Plaintiff agreed to release its security interest in ImmunogenX, LLC, and the parties agreed to execute a Stipulation of Dismissal with Prejudice to be filed in the action before the District Court, Boulder County, State of Colorado.

The Company has not yet filed the a preliminary proxy statement in relation to holding a shareholder meeting to obtain shareholder approval for the transfer of the Membership Interests to the IMGX Shareholders. Further, under the terms of the Rescission Agreement, the Rescission Agreement may be terminated and the transactions contemplated thereby may be abandoned by the Company or the representative of IMGX Shareholders, who is our director Jack Syage, if the transactions were not consummated by June 30, 2025, unless the Company and shareholder representative shall have consented to a subsequent date. On June 30, 2025 the Company and the shareholder representative mutually agreed that the transactions contemplated by the Rescission Agreement may be consummated on or prior to September 30, 2025. We expect that the transactions contemplated by the Rescission Agreement will be consummated on or prior to September 30, 2025, subject to satisfaction of all conditions for closing, including obtaining shareholder approval by the Company for the transfer of the Membership Interests to the IMGX Shareholders.

Reasons for Entry into the Rescission Agreement

The Company’s decision to pursue a rescission agreement with ImmunogenX, LLC was driven by the strategic imperative to concentrate limited financial and operational resources on Adrulipase, the Company’s primary drug candidate. The Company believes this strategic refocusing is supported by multiple business and financial considerations:

1.	Elimination of Secured Debt Obligations

Upon closing, the rescission will eliminate all secured debt obligations associated with the IMGX acquisition, significantly improving our balance sheet and financial flexibility. The secured debt obligations inherited from the IMGX transaction has strained the Company’s overall liquidity position and has exposed the business to a contingent liability as a result of the Mattress Liquidators lawsuit. The rescission will not only result in the removal of the secured debt, but prevent the Company’s future exposure to potential contingent liability if ImmunogenX, LLC again defaults on the secured debt and is subject to additional lawsuits. Both of these will enable us to direct more resources towards the Adrulipase clinical development and extend our operational runway.

2.	Resource Allocation Constraints

As reflected in the Company’s financial statements for the year ended December 31, 2024, the Company operates with significant financial constraints, with a market capitalization of only approximately $1.6 million and a net annual loss for the year ended December 31, 2024 of approximately $18.1 million. The Company currently generates no revenue, making efficient resource allocation critical to our survival and success. The IMGX acquisition created additional financial obligations and operational complexities that diverted corporate and capital resources away from our core Adrulipase program at a critical stage of development. The Company estimates that up to $30 million would be required to adequately complete Phase 3 trials for IMGX’s Latiglutenase asset, representing a significant capital investment for a non-core asset for the Company. Of which, the IMGX Latiglutenase asset does not have near term revenue prospects. Due to the capital constrained macroeconomic environment, the Company has elected to focus on its flagship Adrulipase program as the Board of Directors views it as the Company’s most valuable asset in its patent portfolio.

Additionally, the Company intends to streamline its patent portfolio on gut-restricted gastrointestinal clinical drug candidates, while IMGX’s Latiglutenase focus is on celiac disease. Given the Company’s core competency of advancing gut-restricted gastrointestinal clinical drug candidates, the IMGX Latiglutenase asset will compete with the Company’s core Adrulpiase program, which targets larger patient populations and, in the opinion of the Company’s Board of Directors, has clearer regulatory pathways. Due to the significant capital requirements and resource allocation constraints, the Company has determined that the most suitable course of action is to rescind the IMGX assets and focus on its core Adrulipase program.

3.	Historical Investment and Clinical Progress of Adrulipase

The Company has made substantial historical investments in the development of Adrulipase (formerly known as MS1819), representing the company's most advanced clinical program. Since fiscal year 2022, approximately $7.01 million has been directly invested into the development of Adruliapse to bring the product to Phase 2 clinical trials, relative to $2.10 million of total drug advancement costs related to IMGX’s Latiglutenase. When incorporating direct and indirect drug advancement costs including corporate overhead and general administrative expenses indirectly linked to this company asset, approximately 36.1% of all drug advancement costs have been attributable to Adrulipase, versus approximately 13.7% for IMGX’s Latiglutenase. In October 2022, the Company completed two Phase 2, open label, multicenter trials to assess the safety and efficacy of the Adrulipase asset in patients with exocrine pancreatic insufficiency (EPI). The results of these trials were mixed, noting that while the enhanced microgranule formulation demonstrated improved tolerability relative to previous trials, preliminary data suggests the end result potentially may not meet its primary efficacy endpoint of coefficient for fat absorption. Further testing must be conducted in order to reach a proper conclusion.

The cumulative research and development expenditure on Adrulipase over multiple years constitutes a significant portion of our historical spend, creating a valuable clinical and intellectual property foundation that we believe can provide future economic value.

While the Company is satisfied with the progress of the Adrulipase asset, it notes concerns with the efficacy of the Latiglutenase asset. The Company has noted that while Phase 2 data has shown Latiglutenase’s positive impact on reducing small intestinal damage by 60–88% in celiac patients, the asset faced insufficient efficacy for FDA approval. A 2022 study found no statistically significant improvement in serology markers (tTG-IgA, DGP-IgA/IgG) compared to placebo. The Phase 3 trial design, while FDA-reviewed, required enrollment of 1,200 patients-a costly endeavor with high execution risk. Latiglutenase’s mechanism (gluten degradation in the stomach) faced skepticism due to variable patient adherence to gluten-free diets, limiting market potential. Given the material capital resources required to advance the IMGX Latiglutenase asset relative to the considerable risk of Phase 3 failure, the Company has determined that continued investment in IMGX is untenable and rescission is the best course of action.

4.	Market Opportunity for Adrulipase

Adrulipase addresses significant unmet medical needs in well-defined patient populations. According to the Cystic Fibrosis Foundation, in 2024 more than 40,000 people in the United States suffer from EPI caused by cystic fibrosis, and the National Pancreas Foundation estimates 50-80 people per 100,000 in the United States (300,000-500,000 total) patients have EPI caused by chronic pancreatitis. This substantial market opportunity justifies our strategic focus on bringing Adrulipase through the clinical development pathway to potential commercialization.

5.	Lack of Strategic Alignment with IMGX Product Lines

While IMGX’s technology platforms have potential value, they do not align with the Company’s core focus on developing targeted, non-systemic therapies for gastrointestinal diseases. The integration of IMGX's business required significant management attention and specialized expertise outside our core competencies. The Company’s Board of Directors’ and management’s analysis determined that the technological and operational synergies initially anticipated between Adrulipase development and IMGX’s product lines failed to materialize to the extent projected.

6.	Streamlined Organizational Structure

By unwinding the IMGX acquisition, the Company can streamline its organizational structure, reducing operational complexity and administrative overhead. This organizational efficiency is particularly important given our limited headcount allowing our small team to focus exclusively on Adrulipase development milestones.

7.	Clearer Mission Purpose and Business Model

The rescission will provide current shareholders and prospective investors with a clearer understanding of the Company’s business model and value proposition as a focused gastrointestinal drug development company.

Our Product Candidates

Our Adrulipase programs are focused on the development of an oral, non-systemic, biologic capsule for the treatment of exocrine pancreatic insufficiency (“EPI”) in patients with cystic fibrosis (“CF”) and chronic pancreatitis (“CP”). Our goal is to provide CF and CP patients with a therapy to control EPI that is non-animal derived and offers the potential to dramatically reduce their daily pill burden. In July 2023, we announced topline results from our Phase 2b pilot monotherapy bridging study using a new enteric microgranule formulation of Adrulipase. Although the primary efficacy endpoint was not achieved, we believe that this may be on account of issues with quality control and clinical approach related to the study. Data from the study indicated that the enhanced Adrulipase formulation was well tolerated and demonstrated an improvement over prior formulations of Adrulipase, and there was an improvement in the CFA to therapeutic levels in cystic fibrosis patients with exocrine pancreatic insufficiency. We plan to have a meeting with the FDA to discuss the next steps in this regard. We are planning to move this program forward in 2025.

Our Latiglutenase program was focused on the development of an orally administered, minimally-absorbed, biologic for improving multiple gluten-induced symptoms and consequent quality of life (“QOL”) due to inadvertent gluten consumption in patients with celiac disease (“CeD”) by breaking down the gluten into non-immunogenic peptides. We are no longer working on this program and have initiated a plan for its disposition.

Our Capeserod program was in-licensed from Sanofi in September 2023. Sanofi conducted Phase 1 and Phase 2 Central Nervous System (“CNS”) trials with over 600 patients. In Sanofi’s CNS trials, Capeserod appeared to be well-tolerated. Research on Capeserod and subsequent artificial intelligence (“AI”) empowered analyses suggest that the drug possesses a unique mechanism of action that is applicable to several GI indications underserved by currently available therapeutics. We are no longer working on this program and have notified Sanofi on February 26, 2025 of our termination of the license agreement. We may terminate the license agreement with Sanofi by providing Sanofi with at least 60 days’ prior written notice; provided, however, that Sanofi shall be entitled to any and all payments due and owed to Sanofi prior to the effective date of termination. On February 26, 2025, we provided notice to Sanofi to terminate the license agreement. No payments are due to Sanofi and the Company expects the termination to be effective in April 2025.

Our Niclosamide programs leveraged proprietary oral and topical formulations to address multiple GI conditions, including inflammatory bowel diseases (“IBD”) indications. In 2022 we advanced four separate Phase 2 clinical programs of our Niclosamide formulations, including FW-COV for Severe Acute Respiratory Syndrome Coronavirus 2 (“COVID-19”) GI infections, FW-UP for ulcerative proctitis (“UP”) and ulcerative proctosigmoiditis (“UPS”), FW ICI AC for Immune Checkpoint Inhibitor associated colitis (“ICI AC”), and FW CD for Crohn’s disease. We are no longer actively pursuing these programs.

Due to capital constraints, we paused all drug development (including development related to Adrulipase) in 2024. The Company intends to use part of the net proceeds from this offering to advance the Adrulipase program through hiring personnel, on working capital, and on other direct and indirect costs required to prepare the Adrulipase program for future clinical milestones. While this part of the net proceeds will help restart the Adrulipase program, we believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2025, which will be used solely to fund the Phase 3 trials. See “Use of Proceeds”.

Our primary drug candidate and clinical program is described below.

Adrulipase

Adrulipase is the active pharmaceutical ingredient (“API”) derived from Yarrowia lipolytica, an aerobic yeast naturally found in various foods such as cheese and olive oil that is widely used as a biocatalyst in several industrial processes. Adrulipase is a secreted lipase naturally produced by Yarrowia lipolytica, known as LIP2, that we are developing through recombinant DNA technology for the treatment of EPI associated with CF and CP. Lipases are enzymes that help with the digestion of lipids and fat.

We previously held the exclusive right to commercialize Adrulipase in the U.S., Canada, South America (excluding Brazil), Asia (excluding China, Hong Kong, and Japan), Australia, New Zealand and Israel pursuant to a sublicense from Laboratories Mayoly Spindler SAS (“Mayoly”) under the Joint Research and Development Agreement (“JDLA”), which also granted us joint commercialization rights for Brazil, Italy, China and Japan. In March 2019, we purchased all rights, title and interest in and to Adrulipase from Mayoly pursuant to the Mayoly Asset Purchase Agreement (“APA”), provided, however, Mayoly retained exclusive commercial rights in France and Russia.

Background

The pancreas is both an endocrine gland that produces several important hormones, including insulin, glucagon, and pancreatic polypeptide, as well as a digestive organ that secretes pancreatic juice containing digestive enzymes that assist with the absorption of nutrients and digestion in the small intestine.

The targeted indication of Adrulipase is the treatment of EPI, which is observed when the exocrine functions of the pancreas are below 10% of normal. The symptomatology of EPI is essentially due to the deficiency of pancreatic lipase, an enzyme that hydrolyses triglycerides into monoglycerides and free fatty acids. The pancreatic lipase enzymatic activity is hardly compensated by extra-pancreatic mechanisms, because gastric lipase has nearly no lipolytic activity in the pH range of the intestine. On the other hand, when they are impaired, the pancreatic amylase and protease (enzymes that break up carbohydrates (starches) and proteins, respectively) activities can be compensated by the salivary amylase, the intestinal glycosidase, the gastric pepsin, and the intestinal peptidases, all of which are components of the gastric juice secreted by the stomach walls. Lipid maldigestion due to lipase deficiency is responsible for weight loss, steatorrhea featured by greasy diarrhea, and fat-soluble vitamin deficiencies (i.e. A, D, E and K vitamins).

CP, the most common cause of EPI, is a long-standing inflammation of the pancreas that alters its normal structure and functions. In the U.S., its prevalence rate is 42 cases per 100,000 inhabitants, resulting in approximately 132,000 cases. Approximately 60% of patients affected with CP display EPI, resulting in approximately 90,000 patients requiring substitution therapy in the U.S. In Western societies, CP is caused by chronic alcoholic consumption in approximately 55-80% of cases. Other relatively frequent etiologies include the genetic form of the disease that is inherited as an autosomal dominant condition with variable penetrance, pancreatic trauma and idiopathic causes.

CF, another dominant etiology of EPI, is a severe genetic disease associated with chronic morbidity and life-span decrease of most affected individuals. In most Caucasian populations, CF prevalence is of 7-8 cases per 100,000 inhabitants, but is less common in other populations, resulting in more than 30,000 affected individuals in the U.S. and more than 70,000 affected individuals worldwide. CF is inherited as monogenic autosomal recessive disease due to the defect at a single gene locus that encodes the Cystic Fibrosis Transmembrane Regulator protein, or CFTR, a regulated chloride channel. Mutation of both alleles of this chloride channel gene results in the production of thick mucus, which causes a multisystem disease of the upper and lower respiratory tracts, digestive system, and the reproductive tract. The progressive destruction of the pancreas results in EPI that is responsible for malnutrition and contributes to significant morbidity and mortality. About 80-90% of patients with CF develop EPI, resulting in approximately 25,000-27,000 patients in the U.S. that require substitution therapy.

Current treatments for EPI stemming from CP and CF rely on porcine (pig derived) pancreatic enzyme replacement therapies (“PERTs”), which have been on the market since the late 1800s. PERTs are typically comprised of three digestive enzymes; lipases, proteases, and amylases. The PERT market is well established with estimated sales of approximately $2.1 billion in 2024 in the U.S. and has been growing for the past five years at a compound annual growth rate of approximately 20%. In spite of their long-term use, however, PERTs suffer from poor stability, formulation problems, possible transmission of conventional and non-conventional infectious agents due to their animal origins, and possible adverse events at high doses in patients with CF and limited effectiveness.

Pre-Clinical Program

The efficacy of Adrulipase has been investigated in normal minipigs, which are generally considered to be a relevant model for digestive drug development because of their physiological similarities with humans and their omnivorous diet. Experimental pancreatitis was induced by pancreatic duct ligation, resulting in severe EPI with baseline CFA around 60% post-ligature. CFA is a measurement obtained by quantifying the amount of fat ingested orally over a defined time period and subtracting the amount eliminated in the stool to ascertain the amount of fat absorbed by the body. Pigs were treated with either Adrulipase or enteric-coated PERTs, both administered as a single-daily dose.

At doses ranging from 10.5 to 211 mg, Adrulipase increased the CFA by +25 to +29% in comparison to baseline (p<0.05 at all doses), whereas the 2.5 mg dose had milder activity. There were similar observations in pigs receiving 100,000 U lipase of enteric-coated porcine pancreatic extract. These findings demonstrate the in vivo activity of Adrulipase in a relevant in vivo model at a level similar to the PERTs at dosages of 10.5mg or greater.

To date, two non-clinical toxicology studies have been conducted. Both show that Adrulipase lipase is clinically well tolerated at levels up to 1,000mg/kg in rats and 250 mg/kg in minipigs up to 13 weeks. Adrulipase is therefore considered non-toxic in both rodent and non-rodent species up to a maximum feasible dose of 1,000 mg/kg/day in the rats over six months of administration.

Clinical Program

We are developing Adrulipase for two principal therapeutic indications: (i) children and adults affected by CF, and (ii) adult patients with CP. We have determined to initially pursue the adult indication in CF.

Chronic Pancreatitis

During 2010 and 2011, a phase 1/2a clinical trial of Adrulipase was conducted in conjunction with Mayoly in a single center in France. The study was an exploratory study mainly designed to investigate the safety of Adrulipase and was a randomized, double blind, placebo controlled, parallel clinical trial in 12 patients affected with CP or pancreatectomy and severe EPI. The primary efficacy endpoint of the study was defined as the relative change in steatorrhea (an established surrogate biomarker of EPI correction) in comparison to baseline. The study found that Adrulipase was well tolerated with no serious adverse events. Only two adverse events were observed: constipation (two patients out of eight with Adrulipase) and hypoglycemia (two patients out of eight with Adrulipase, and one patient out of four with placebo). A non-statistically significant difference of the primary endpoint, possibly due to the small group size, was found between the two groups both in intention-to-treat, a group that included three patients who received the in-patient facility study diet but did not fulfill the protocol’s inclusion criteria, and per-protocol analysis. This study was not designed, nor did it aim to demonstrate statistically significant changes of CFA or steatorrhea under Adrulipase.

We received regulatory approval in Australia and New Zealand in 2016, with the addition of a 2018 regulatory approval in France, to conduct a Phase 2 multi-center dose escalation study of Adrulipase in CP and pancreatectomy. The primary endpoint of this study was to evaluate the safety of escalating doses of Adrulipase in 11 CP patients. The secondary endpoint was to investigate the efficacy of Adrulipase in these patients by analysis of the CFA and its change from baseline. In September 2018, we announced that in pre-planned analyses, both the study’s primary and secondary endpoints were reached with a statistically significant (p=0.002) improvement in the CFA of 21.8%, in a per protocol analysis, with the highest evaluated dose of 2,240 mg/day of Adrulipase. The statistical significance of the trial results is typically based on widely used, conventional statistical methods that establish the p-value of the results. A p-value of 0.05 or less is required to demonstrate statistical significance. As such, these CFA levels are considered to be statistically significant.

Cystic Fibrosis Monotherapy

In October 2018, the FDA cleared our IND application for Adrulipase in patients with EPI due to CF. In December 2018, we initiated the Phase 2 OPTION Bridging Dose Study to investigate Adrulipase in CF patients with EPI and in February 2019, we dosed the first patients. The Phase 2 OPTION Bridging Dose Study investigated the safety, tolerability and efficacy of Adrulipase in a head-to-head comparison against the current PERT standard of care. The OPTION Bridging Dose Study employed a six-week non-inferiority CFA primary efficacy endpoint comparing Adrulipase to PERTs.

In September 2019, we announced results from the OPTION Bridging Dose Study. Results showed that the primary efficacy endpoint of CFA was comparable to the CFA in a prior Phase 2 study in patients with CP, while using the same dosage of Adrulipase. The dosage used in the OPTION Bridging Dose Study was 2.2 grams per day, which was determined in agreement with the FDA as a bridging dose from the highest safe dose used in the Phase 2 CP dose escalation study. Although the study was not powered for statistical significance, the data demonstrated meaningful results, with approximately 50% of the patients showing CFAs high enough to reach non-inferiority with standard PERTs. Additionally, the CNA was comparable between the Adrulipase and PERT arms, 93% vs. 97%, respectively, in the OPTION Bridging Dose Study. This important finding confirms that protease supplementation is not likely to be required with Adrulipase treatment. A total of 32 patients, ages 18 or older, completed the OPTION Bridging Dose Study.

In October 2019, the Cystic Fibrosis Foundation Data Safety Monitoring Board (the “CFF DSMB”) completed its review of our final results of the OPTION Bridging Dose Study and found no concerns for Adrulipase and supported our plan to proceed to the Phase 2b OPTION 2 Trial. In December 2019, we submitted the clinical trial protocol to the existing IND at the FDA. In April 2020, we received approval to conduct the OPTION 2 Trial in Therapeutics Development Network clinical sites in the U.S.

The OPTION 2 Trial was designed to investigate the safety, tolerability and efficacy of Adrulipase (2.2 gram and 4.4 gram doses in enteric capsules) head-to-head versus the current standard of care, PERT pills. The OPTION 2 Trial was an open-label, crossover study, conducted in 15 sites in the U.S. and Europe. Enrollment included a total of 30 CF patients 18 years or older. Adrulipase was administered in enteric capsules to provide gastric protection and test for optimal delivery of enzyme to the duodenum. Patients were first randomized into two cohorts: the Adrulipase arm, where they received a 2.2 gram daily oral dose of Adrulipase for three weeks; or the PERT arm, where they received their pre-study dose of PERT pills for three weeks. After three weeks, stools were collected for analysis of CFA. Patients were then crossed over for another three weeks of the alternative treatment. After three weeks of cross-over therapy, stools were again collected for analysis of CFA. A parallel group of patients was randomized and studied in the same fashion using a 4.4 gram daily dose of Adrulipase. All patients were followed for an additional two weeks after completing both crossover treatments for post study safety observation. Patients were assessed using descriptive methods for efficacy, comparing CFA between Adrulipase and PERT arms, and for safety.

In January 2021, we announced an additional study arm in OPTION 2 Trial using an immediate release Adrulipase capsules in order to identify the optimal dose and delivery method of Adrulipase. This extension phase tested patients 18 years or older, who have already completed the crossover phase, at higher doses relative to the previously conducted OPTION Bridging Dose Study. This allowed us to compare data from the existing crossover arm using enteric (delayed release) capsules with data from the new immediate release extension arm.

In March 2021 we announced topline OPTION 2 data. The trial demonstrated that Adrulipase was well-tolerated and data from OPTION 2, and the other Adrulipase Phase 2 clinical trials, demonstrated drug activity. However, OPTION 2 did not consistently meet the primary efficacy endpoint. Some patients were able to achieve CFA at levels beyond what is required to demonstrate non-inferiority with PERT therapies, but the majority did not.

We believe that the underlying cause of the drug’s uneven performance in the OPTION 2 trial was the enteric capsule formulation. While the enteric coating protected the capsule from breaking down in the stomach acid, it also appeared to dissolve too slowly in the small intestine to release the lipase enzyme in time to aid with proper digestion and nutrient absorption.

In August 2021 we announced that we would begin development of a new enteric microgranule formulation of Adrulipase. The new formulation is planned to be administered with food as an oral capsule that dissolves in the stomach and disperses acid-resistant micro-granules that thoroughly mix with food during the digestion process. The resultant mixture then passes to the small intestine where the lipase enzyme breaks up fat molecules so that they can be absorbed. We completed the reformulation work in the second half of 2022.

In November 2022 we announced that we had filed an IND amendment with the FDA for a Phase 2b bridging study with the new enteric microgranulation formulation of Adrulipase. The new trial is designed to investigate the safety, tolerability and efficacy of the new formulation of Adrulipase. It is an open-label study that will be conducted at three sites in the U.S. A total of 12 cystic fibrosis patients, 18 years or older are expected to be enrolled. The trial design employs a dose titration strategy. Patients will be screened at baseline to ensure that they have a coefficient of fat absorption (CFA) of at least 80%. Eligible patients will then be switched from their commercial enzyme product to Adrulipase. Each patient will be started on a low dose of Adrulipase. If the patient is not clinically controlled, the patient will be switched to a medium dose, and if not controlled on this dose, the patient will be advanced to a high dose. The titrations will be carried out over a three-week period, after which a CFA will be obtained. End of study CFAs will be compared to the baseline CFAs in a descriptive fashion. A post treatment safety visit will be conducted one week after completing the treatment period.

Following FDA review of the IND amendment, we initiated the Phase 2b pilot monotherapy trial during the first quarter of 2023 (Study AZ-CF2002) and received topline data in the third quarter of 2023. In the study, the mean coefficient of fat absorption (CFA) was 66% at the 2240 mg/day dose and 53% at the 4480 mg/day dose using a delayed-release (DR) formulation. These results did not meet the targeted CFA of greater than nor equal to 80%, which is generally considered indicative of adequate fat absorption in this patient population. Further, the extension phase of the study evaluated immediate-release (IR) formulations at 4.4 grams/day and 6.6 grams/day, which resulted in mean CFAs of 52.9% and 50.6%, respectively, which was also below the therapeutic threshold. Despite demonstrating tolerability, the monotherapy did not show sufficient efficacy compared to standard porcine pancreatic enzyme replacement therapy (PERT), which achieved mean CFAs of approximately 86% in previous comparator trials (e.g., Study AZ-CF2001).

Although the primary efficacy endpoint was not achieved, we believe that this may be on account of issues with quality control and clinical approach related to the study. Data from the study indicated that the enhanced Adrulipase formulation was well tolerated and demonstrated an improvement over prior formulations of Adrulipase, and there was an improvement in the CFA to therapeutic levels in cystic fibrosis patients with exocrine pancreatic insufficiency. We planned to have a Type C meeting with the FDA in 2024 to discuss next steps for the Adrulipase program. However, due to capital constraints, we paused all drug development (including development related to Adrulipase) in 2024.

The Company intends to use part of the net proceeds from this offering to advance the Adrulipase program through hiring a Chief Medical Officer (or alternatively, a Chief Scientific Officer, depending on final internal structuring), as well as covering associated operating expenses such as personnel additions, working capital, and other direct and indirect costs required to prepare the Adrulipase program for future clinical milestones. While this part of the net proceeds will help restart the Adrulipase program, we believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2025, which will be used solely to fund the Phase 3 trials. See “Use of Proceeds”. We are planning to move this program forward in 2025 including with the intent to initiate a Ph2b clinical trial in the second half of 2025.

Combination Therapy

We launched the Phase 2 Combination Trial in Hungary in July 2019 to investigate Adrulipase, in combination with PERT, in CF patients who suffer from severe EPI but continue to experience clinical symptoms of fat malabsorption despite taking the maximum daily dose of PERTs. The Combination Trial is designed to investigate the safety, tolerability and efficacy of escalating doses of Adrulipase (700 mg, 1120 mg and 2240 mg per day, respectively), in conjunction with a stable dose of PERTs, in order to increase CFA and relieve abdominal symptoms. In October 2020, we opened a total of five clinical sites in Turkey and dosed the first patients in November 2020. In March 2021, we reached targeted minimum enrollment of 18 patents.

We announced positive interim data on the first five patients in the Combination Trial in August 2020. The primary efficacy endpoint was met, with CFAs greater than 80% for all patients across all visits. For secondary efficacy endpoints, we observed that stool weight decreased, the number of stools per day decreased, steatorrhea improved, and body weight increased. Additionally, no serious adverse events were reported.

In August 2021, we announced topline data collected from the 20 patients enrolled in the study. The data indicated that Adrulipase in combination with PERT led to clinically meaningful improvements in CFA, the primary efficacy endpoint. Patients showed an average gain of more than six percentage points from baseline, compared to the five-point improvement in CFA cited by the clinical literature as clinically significant. The study also demonstrated positive improvements in weight gain and other secondary endpoints.

We believe a combination therapy of PERT and Adrulipase has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status on a normal diet in CF patients with severe EPI.

Intellectual Property Portfolio

Our goal is to obtain, maintain and enforce patent protection for our product candidates, formulations, processes, methods and any other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, patent protection may not afford us with complete protection against competitors who seek to circumvent our patents.

We also depend upon the skills, knowledge, experience and know-how of our management and research and development personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Below are details of our intellectual property portfolio:

Adrulipase

The Adrulipase program is protected by the following issued patents that we had originally licensed under the Mayoly Agreement and now own:

•	PCT/FR2006/001352 patent family (including the patent EP2035556 and patent US8,334,130 and US8,834,867) “Method for producing lipase, transformed Yarrowia lipolytica cell capable of producing said lipase and their uses” describes a method for producing Yarrowia lipolytica acid-resistant recombinant lipase utilizing a culture medium without any products of animal origin or non-characterized mixtures such as tryptone, peptone or lactoserum, in addition to its uses. The European patents expire June 15, 2026, U.S. patent 8,334,130 expires September 11, 2028, and U.S. patent 8,834,867 expires July 17, 2026.

In addition, PCT International application was filed in 2021 directed to our proprietary formulation of Adrulipase that has been filed in the United States and certain foreign countries. Any patents issuing from these filings will have an expected expiration in 2041.

PCT International applications were filed in 2022 and nationalized in certain foreign countries outside of the U.S to stable lipase formulations and methods of treatment. Any patents issuing from these filings will have an expected expiration in 2042. These patents are not pending in the United States.

PCT International Application was filed in 2023 directed to Adrulipase formulations. Any patents issuing from this filing will have an expected expiration in 2043.

We also expect to receive 12-year biologic exclusivity in the United States under the Patient Protection and Affordable Care Act and 10-year data exclusivity in the European Union for Adrulipase.

Niclosamide

Our FW-ICI-AC, FW-UP, FW-UC and FW-CD Niclosamide programs are protected by patent filings that include the following:

•	US10,912,746; US10,905,666; US10,292,951; US10,772,854; US10,744,103; US10,799,468; US10,849,867; and related continuation applications as well as corresponding worldwide patent filings all entitled “Methods and Compositions for Treating Conditions Associated with an Abnormal Inflammatory Process.” The expiration date of the issued patents is September 1, 2036; and

Our FW-COV Niclosamide programs are protected by patent filings that include the following:

•	US10,980,756 and US11,564,896 and corresponding continuation applications directed to the use of Niclosamide for the treatment of COVID 19 gastrointestinal infections. The expiration of the issued patents is March 31, 2040.

Latiglutenase

The Latiglutenase program is protected by U.S. Patent 10,434,150 that expires July 3, 2035, U.S. Patent 8,980,254 that expires April 10, 2030, and U.S. Patent 9,993,531 that expires Sept. 9, 2029.

Legal Proceedings

Mattress Liquidators, Inc.

On December 31, 2024, Mattress Liquidators, Inc. (“Plaintiff”) filed a complaint in the District Court, Boulder County, State of Colorado against ImmunogenX, LLC, Dr. Syage, and The Jack A. Syage and Elizabeth T. Syage Revocable Trust (“Defendants”). In the complaint, the Plaintiff complained that the Defendants did not pay the loan under the credit agreement entered into October 3, 2022, as amended on September 6, 2023 and March 13, 2024 for the principal amount of $8,212,345.17 (the “Credit Agreement”).

Plaintiff alleged that in the summer of 2024, Defendants were not repaying the loan; accordingly, on August 2, 2024, a notice of default was sent, which demanded immediately payment of the entire balance which was suspended after the Plaintiff was provided additional information. Subsequently, Plaintiff sent Defendants letters of non-compliance regarding their financial reporting obligations. Thereafter, on November 21, 2024, Plaintiff sent Defendants another notice of default and a demand for payment, which accelerated the loan obligations, demanded that Defendants cure the financial reporting defaults, and demanded that Defendants pay all loan obligations no later than December 5, 2024.

Plaintiff claimed that as of December 31, 2024, the total amount due and owing was $7,575,568.91, which consists of $7,460,245.47 in principal, $115,323.44 in accrued contract interest, and $47,069 in authorized attorneys’ fees and costs. Plaintiff asserted three causes of action. The first cause of action was asserted against ImmunogenX, LLC for alleged breach of the Credit Agreement. The other two causes of action asserted were alleged breaches of the guarantees by Jack Syage, and the Elizabeth T. Syage Revocable Trust.

Effective April 9, 2025, and executed May 8, 2025, Plaintiff and Defendants entered into a settlement agreement (“Settlement Agreement”) whereby Dr. Syage and The Jack A. Syage and Elizabeth T. Syage Revocable Trust (the “Guarantors”) agreed to pay the Plaintiff (a) $5,500,000 to be applied to the obligations amounting to approximately $7.9 million owed to the Plaintiff (which amount was paid to the Plaintiff on April 9, 2025) with the Guarantors being solely responsible for payment of all obligations due to be paid to the Plaintiff. In addition, IMGX agreed to pay all of Plaintiff’s attorneys’ fees and costs incurred to date amounting to approximately $62,000. The parties to the Settlement Agreement also agreed to enter into amended and restated loan documents dated April 9, 2025 which provide for, among others, a revolving loan of $2,436,338.30 (the “Commitment”) to ImmunogenX, LLC, to be repaid and the principal amount thereof reborrowed before the earliest of: (i) April 9, 2028; (ii) the date ImmunogenX, LLC prepays the revolving loan in full in accordance with amended and restated credit agreement; or (iii) the date on which the Commitment is terminated in whole pursuant to amended and restated credit agreement. Under amended and restated guarantees, the Guarantors unconditionally guaranteed the prompt payment of all monies owed by ImmunogenX, LLC to Plaintiff under the terms and conditions as stated herein. Under the Settlement Agreement, the Plaintiff agreed to release its security interest in ImmunogenX, LLC, and the parties agreed to execute a Stipulation of Dismissal with Prejudice to be filed in the action before the District Court, Boulder County, State of Colorado. Dr. Syage, one of the parties to the Settlement Agreement and the amended and restated loan documents, is a related party of the Company as its director.

Moreover, under the terms of the Rescission Agreement entered into on March 24, 2025, by and among the Company, ImmunogenX, LLC, and each of the individuals or entities who are the former shareholders of ImmunogenX, LLC, upon consummation of the transactions contemplated in Rescission Agreement, the Company shall have no further duties, liabilities or obligations in connection with this complaint.

Ellenoff Grossman & Schole LLP

On March 17, 2025, Ellenoff Grossman & Schole LLP (“EGS”) filed a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, seeking to recover unpaid legal fees, costs, and disbursements. EGS alleges that the Company failed to pay for legal services rendered to the Company from September 2023 through January 2025, and is claiming breach of contract, account stated, and quantum meruit. EGS seeks monetary damages in the amount of $749,301.00, with applicable interest, and costs and disbursements for the lawsuit. On May 21, 2025, the court issued a stipulation to extend the time to answer, move or otherwise respond to the complaint to June 30, 2025, and a subsequent stipulation dated June 24, 2025 further extending such time to July 31, 2025. The Company is currently evaluating the claims and defenses and is in negotiations with EGS to settle the lawsuit.

Recent Appointments and Departures of Directors and Executive Officers

In February 2025, Timothy Ramdeen, Alastair Riddell and James Sapirstein resigned as directors of the Company and the Company’s Board of Directors appointed Manpreet Uppal, Eric Corbett and Richard Joel Paolone as directors of the Company. The resignation of Mr. Ramdeen, Mr. Riddell and Mr. Saperstein was a result of our entry into a revolving loan agreement with 1396974 BC Ltd. granting them the right to replace three board members and was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Richard Joel Paolone was subsequently appointed as the Interim Chief Executive Officer and Chairman of the Board of Directors of the Company.

In March 2025, Sarah Romano resigned as the Chief Financial Officer of the Company, and the Company appointed Ms. Anna Skowron as its Interim Chief Financial Officer. Ms. Romano’s decision to resign was not because of any disagreement relating to the Company’s operations, policies, practices, financial reporting or controls.

Our Corporate Information

We were incorporated on January 30, 2014 in the State of Delaware under the name AzurRx BioPharma, Inc. In May 2014, we entered into a stock purchase agreement with Protea Biosciences Group, Inc. (“Protea Group”) and its wholly-owned subsidiary, Protea Biosciences, Inc. (“Protea Sub” and, together with Protea Group, “Protea”), to acquire 100% of the outstanding capital stock of AzurRx SAS (formerly ProteaBio Europe SAS), a wholly-owned subsidiary of Protea Sub, which was completed in June 2014. In October 2016, we completed an initial public offering and listed the shares of our Common Stock on the Nasdaq Capital Market.

On September 13, 2021, we completed the acquisition of First Wave Bio, Inc. (“FWB”), which became our wholly owned subsidiary. In connection with the acquisition, AzurRx BioPharma, Inc. changed its name to First Wave BioPharma, Inc.

Effective October 26, 2022, the AzurRx SAS subsidiary was dissolved.

On March 13, 2024, we completed a merger with ImmunogenX, Inc., where according to the merger plan following the First Merger, ImmunogenX, Inc. merged with and into Second Merger Sub, pursuant to which Second Merger Sub became ImmunogenX, LLC, a Delaware limited liability company, the surviving entity and a wholly owned subsidiary of the Company.

In May 2024, we changed our name from First Wave Biopharma, Inc. to Entero Therapeutics, Inc.

On March 25, 2025, we announced that on March 24, 2025 we entered into the Rescission Agreement, by and among the Company, ImmunogenX, LLC and the IMGX Shareholders. After the transactions contemplated by the Rescission Agreement have been consummated, ImmunogenX, LLC will no longer be a subsidiary of the Company, and the Company will no longer be holding any interest in ImmunogenX, LLC. Also as set forth in the Rescission Agreement, following the closing, the Company will retain up to approximately $695,000 of ImmunogenX, LLC’s accounts payable (in addition to all accounts payable not related to the ImmunogenX, LLC business), and ImmunogenX, LLC will remain responsible for approximately $2,436,338 of its secured debt. The accounts payable liability of ImmunogenX, LLC retained by the Company may be further reduced from the approximately $695,000 as the Company has a right under the Rescission Agreement to negotiate the repayment of such accounts payable with the payees, with sole discretion over determining the payment amounts and timing for such payments. Under the terms of the Rescission Agreement, the agreement may be terminated and the transactions contemplated thereby may be abandoned by the Company or the representative of IMGX Shareholders, who is our director Jack Syage, if the transactions were not consummated by June 30, 2025, unless the Company and shareholder representative shall have consented to a subsequent date. On June 30, 2025 the Company and the shareholder representative mutually agreed that the transactions contemplated by the Rescission Agreement may be consummated on or prior to September 30, 2025, subject to satisfaction of all conditions for closing, including obtaining shareholder approval by the Company for the transfer of the Membership Interests to the IMGX Shareholders.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equalled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

Available Information

We maintain our corporate website at www.enterothera.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision. We make available free of charge at www.enterothera.com/investors/regulatory-filings our annual, quarterly, and current reports, and amendments to those reports if any, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

Our common stock is quoted on the Nasdaq under the symbol “ENTO”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”) and are subject to the requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These filings are available to the public on the Internet on the SEC’s website at www.sec.gov.

Our principal business address is 777 Yamato Road, Suite 502, Boca Raton, Florida 33431, and our telephone number is (561) 589-7020.

The Offering

Securities offered	12,000,000 shares of common stock or Pre-funded Warrants to purchase an aggregate of 12,000,000 shares of common stock.

Pre-funded Warrants we are offering

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, Pre-funded Warrants to purchase an aggregate of 12,000,000 shares of our common stock. Each Pre-funded Warrant is exercisable for one share of our common stock. The purchase price of each Pre-funded Warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-funded Warrant is $0.0001 per share. The Pre-funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-funded Warrants sold in this offering. For each Pre-funded Warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Shares of Common stock outstanding immediately before this offering	4,765,729 shares of common stock.

Shares of Common stock to be outstanding after this offering	16,765,729 shares of common stock (assuming no issuance or exercise of Pre-funded Warrants).

Use of proceeds	Assuming that 12,000,000 shares are sold in this offering at an assumed public offering price of $0.50 per share, which was the reported closing price per share of our common stock on Nasdaq on June 23, 2025, and assuming no issuance of Pre-funded Warrants, we estimate the net proceeds of the offering, after the deduction of underwriting discounts and commission and estimated other offering expenses will be approximately $4,000,000. We intend to use the net proceeds from this offering as follows: (i) up to $1,500,000 for marketing and advertising services to communicate information about the Company to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company, and (ii) the remaining amount for (a) repayment of certain outstanding liabilities of up to approximately $1,100,000 including paying in part or in whole accounts payable relating to ImmunogenX, LLC with an average payment period of 60 days of approximately $695,000 which the Company has agreed to assume under the Rescission Agreement, and (b) $1,400,000 to advance the development of our lead product candidate, Adrulipase. Notwithstanding the foregoing however, in the event the transactions contemplated under the Rescission Agreement are not consummated and we have sufficient funds from the offering remaining, which we do not expect is likely, we intend to use the net proceeds from the sale of our securities under this offering as follows: (i) up to $1,500,000 for marketing and advertising services to communicate information about the Company to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company, (ii) up to approximately $2,000,000 for the partial repayment of the secured note payable by ImmunogenX, LLC to Mattress Liquidators, Inc. at the rate of 14.5% and maturing on September 15, 2025, and (iii) balance remaining will be used to advance the development of our lead product candidate, Adrulipase. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. See “Use of Proceeds”. Also see “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	Shares of our common stock are listed on Nasdaq under the symbol “ENTO”.

Unless otherwise indicated, all information contained in this prospectus assumes the sale the shares offered hereby at an assumed public offering price of $0.50 per share and no sale of any Pre-funded Warrants. The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 4,765,729 shares outstanding as of June 23, 2025. The number of shares outstanding as of June 23, 2025, as used throughout this prospectus, unless otherwise indicated, excludes, as of that date:

•	16,224 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $54.94 per share;

•	4,927,691 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $6.75 per share;

•	969,356 total shares authorized under the 2020 Plan’s evergreen provision, of which 150,823 were issued and outstanding and 818,533 shares were available for potential issuances;

•	12,373.226 shares of common stock issuable upon conversion of 12,373.226 shares of Series G Preferred Stock; and

•	113 shares of common stock issuable upon conversion of 475.56 shares of Series B Preferred Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our securities , including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to this Offering and Ownership of Our Securities

Our current dependency on external funding for our operations raises a substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

The accompanying consolidated financial statements have been prepared on the basis that we will continue as a going concern. We have incurred significant operating losses and negative cash flows from operations since inception. On March 31, 2025, we had cash and cash equivalents of approximately $66,000, and an accumulated deficit of approximately $203.6 million. We have incurred recurring losses, have experienced recurring negative operating cash flows, and require significant cash resources to execute our business plans. In January 2025, we closed on a revolving loan agreement in the principal amount of $2.0 million. Based on cash on hand at March 31, 2025 and the available loan proceeds and assuming successful financing efforts and the closing of the Rescission Agreement, which we cannot guarantee, we anticipate having sufficient cash to fund planned operations through April 2026. Historically, our major sources of cash have been comprised of proceeds from various public and private offerings of its capital stock. We are dependent on obtaining additional working capital funding from the sale of equity and/or debt securities in order to continue to execute our development plans and continue operations.

We have been, and are expected to continue, exploring various potential strategies available including but not limited to raising capital, restructuring our indebtedness and identifying and evaluating potential strategic alternatives but there can be no assurance that these efforts will be successful, that the Company will be able to raise necessary capital on acceptable terms, reach agreement with lenders, or that the strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed on attractive terms or at all. We are evaluating all potential strategic options, including a merger, reverse merger, sale, wind-down, liquidation and dissolution or other strategic transaction. Additionally, there can be no assurances that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stakeholder value or that it will make any cash distributions to stockholders. Any failure in these efforts could force us to delay, limit or terminate operations, make reductions in our workforce, discontinue research and development programs, liquidate all or a portion of assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

Without adequate working capital, we may not be able to meet our obligations and continue as a going concern. Even assuming successful financing efforts of this offering, which we cannot guarantee, these conditions raise substantial doubt about our ability to continue as a going concern one year from the date the financial statements for the year ended December 31, 2024 were issued. We believe that the net proceeds of this offering, accounting for payments made to IR Agency LLC and together with our existing cash, will enable us to fund our operations for at least ten (10) months following the completion of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Further, while a part of the net proceeds from this offering will help restart the Adrulipase program, we believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2025, which will be used solely to fund the Phase 3 trials. If the Company is not able to obtain necessary capital, we may be required to terminate operations, liquidate all or a portion of assets and/or seek bankruptcy protection. As a result, we have concluded that our plans at this stage do not alleviate substantial doubt about the ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Pre-funded Warrants will not be listed or quoted on any exchange.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-funded Warrants will be limited.

Except as otherwise provided in the Pre-funded Warrants, holders of Pre-funded Warrants will have no rights as stockholders until such holders exercise their Pre-funded Warrants and acquire our common stock.

Except as otherwise provided in the Pre-funded Warrants, until holders of Pre-funded Warrants acquire our common stock upon exercise of the Pre-funded Warrants, holders of Pre-funded Warrants will have no rights with respect to our common stock underlying such Pre-funded Warrants. Upon exercise of the Pre-funded Warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise date.

The Pre-funded Warrants are speculative in nature.

The Pre-funded Warrants offered hereby do not confer any rights of ownership of our shares of common stock on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-funded Warrants may acquire shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the Pre-funded Warrants is uncertain, and there can be no assurance that the market value of the Pre-funded Warrants will equal or exceed their public offering price.

You will experience immediate and substantial dilution as a result of this offering.

As of March 31, 2025, our net tangible book value was approximately $(8,590,700), or approximately $(1.80) per share. Since the effective price per share of our Common Stock being offered in this offering is substantially higher than the net tangible book value per share of our Common Stock, you will suffer substantial dilution with respect to the net tangible book value of the Common Stock you purchase in this offering. Based on the assumed public offering price of $0.50 per share of Common Stock being sold in this offering and our net tangible book value per share as of March 31, 2025, if you purchase shares of Common Stock or Pre-Funded Warrants in this offering, you will suffer immediate and substantial dilution of $0.46 per share with respect to the net tangible book value of the Common Stock. If any Pre-Funded Warrants are sold in the offering, the exercise of such Pre-Funded Warrants will increase the number of shares of common stock issued and outstanding, which will dilute the ownership interests of existing stockholders. To the extent that options that are currently outstanding are exercised, there will be further dilution to your investment. We may also issue additional common stock, options and other securities in the future that may result in further dilution of your shares of our common stock.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of shares of our Common Stock.

Shares of our Common Stock are currently listed on The Nasdaq Stock Market LLC. We must satisfy the continued listing requirements of Nasdaq to maintain the listing of our shares of Common Stock on The Nasdaq Stock Market LLC.

On August 17, 2023, we received a notice from the Listing Qualifications Staff (the “Staff”) of Nasdaq indicating that we were not in compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing of the shares of our Common Stock on Nasdaq, as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”). In that regard, we reported a stockholders’ deficit of $881,960 in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (we did not then, and do not now, meet the alternative compliance standards relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years). On October 2, 2023, we submitted a plan to the Staff to regain compliance with the Minimum Stockholders’ Equity Rule. On November 13, 2023, we filed our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, reporting total stockholders’ equity of $3,278,805 as of September 30, 2023.

As we have previously reported, on August 24, 2023, we received a notice (the “Minimum Bid Price Notice”) from the Staff indicating that, based upon the closing bid price of the shares of our Common Stock for the last 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2). We were provided a compliance period of 180 calendar days from the date of the Notice, or until February 20, 2024, to regain compliance with the minimum bid price rule. If at any time before February 20, 2024, the closing bid price of the shares of our Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period to 20 consecutive business days, Nasdaq will provide written notification that we have achieved compliance with the minimum bid price requirement, and the matter would be resolved. On January 4, 2024, we received notice from Nasdaq Listing Qualifications stating that the Staff had determined that for the prior eleven consecutive business days, from December 18, 2023, to January 3, 2024, the closing bid price of our Common Stock had been at $1.00 per share or greater, and accordingly, we had regained compliance with the Bid Price Rule.

On October 26, 2023, we received notice from the Staff of Nasdaq indicating that, in connection with our July 2023 Offering, we were not in compliance with the requirement for prior shareholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares outstanding at less than the Minimum Price, defined as a price that is the lower of: (i) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price per share of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. On December 12, 2023, during the Special Meeting, our stockholders ratified our entry into the July 2023 Offering as we received the affirmative vote of the majority of the votes cast by shares of our Common Stock present or represented by proxy and entitled to vote at the Special Meeting. On March 19, 2024, we received the Letter of Reprimand from the Nasdaq Listing Qualifications Staff stating that, while we failed to comply with Nasdaq’s continued listing requirements, our violation of Nasdaq Listing Rule 5635(d) does not appear to have been the result of a deliberate intent to avoid compliance, and as such, the Staff does not believe that delisting our securities is an appropriate sanction and that it is appropriate to close these matters by issuing the Letter of Reprimand.

We received a letter on September 6, 2024 from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of our Common Stock for the last 30 consecutive business days, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided 180 days, or until March 5, 2025, to regain compliance with the minimum bid price requirement.

On March 6, 2025, we received a letter from Nasdaq advising that we had been granted a 180-day extension, or until September 1, 2025, to regain compliance with the minimum bid price requirement. If at any time prior to September 1, 2025, the bid price per share of our Common Stock closes at $1.00 or more for a minimum of 10 consecutive business days (or subject to Nasdaq’s discretion to extend this period, for more than 10 consecutive business days, but generally not more than 20 consecutive business days), we will regain compliance with the minimum bid price requirement. We may effect a reverse split of our common stock to regain compliance with the minimum bid price requirement.

The extension notice has no immediate effect on the listing the shares of our Common Stock on Nasdaq and does not affect our reporting requirements with the Securities and Exchange Commission. If we do not regain compliance with the minimum bid price requirement during the additional 180-day extension, Nasdaq will provide written notification that shares of our Common Stock will be delisted. At that time, we may appeal the delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company does appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. There can be no assurance that we will regain compliance with the minimum bid price requirement during the additional 180-day compliance period ending September 1, 2025 or maintain compliance with any other Nasdaq listing requirement. We intend to monitor the closing bid price of our Common Stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement.

On January 7, 2025, we received a written notice from the Listing Qualifications department of Nasdaq indicating that were not in compliance with Nasdaq continued listing requirements, due to our not holding an annual meeting of stockholders within one year of our 2023 fiscal year end. On February 21, 2025, we submitted a plan to regain compliance. On March 3, 2025, Nasdaq informed us that it has determined to grant us an extension until June 30, 2025 to regain compliance for continued listing. On June 30, 2025, we held our annual meeting of stockholders and thereby expect that Nasdaq will provide notice of our compliance for continued listing.

Further, our stockholders’ equity as of December 31, 2024 was ($3,876,738), which is below the $2.5 million of stockholders’ equity required under the Minimum Stockholders’ Equity Rule. In this regard, on April 11, 2025, we received notice from the Staff indicating that we were not in compliance with the minimum stockholders’ equity requirement as set forth under the Minimum Stockholders’ Equity Rule. Under the notice, we were provided with 45 days to submit a plan to regain compliance with the stockholders’ equity requirement for Nasdaq's consideration. We submitted the compliance plan to the Staff on May 23, 2025 to regain compliance. On June 25, 2026, Nasdaq informed us that it has determined to grant us an extension provided that we complete the actions described in the compliance plan on or before October 8, 2025. Nasdaq has also informed us that if we fail to evidence compliance upon filing our periodic report for the year ending December 31, 2025, with the SEC and Nasdaq, we may be subject to delisting. In the event we do not satisfy these terms for the extension, Nasdaq will provide written notification that our securities will be delisted. At that time, we would be entitled to request a hearing before a Nasdaq Hearings Panel to present a plan to regain compliance and to request a further extension period to regain compliance.

There can be no assurance that we will be able to ultimately regain and sustain compliance with all applicable requirements for continued listing on Nasdaq. In 2020, the SEC approved a previously proposed Nasdaq rule change to expedite delisting of securities with a closing bid price at or below $0.10 for 10 consecutive trading days during any bid price compliance period and that have had one or more reverse stock splits with a cumulative ratio of one for 250 or more shares over the prior two-year period. In addition, if a company falls out of compliance with the $1.00 minimum bid price after completing reverse stock splits over the immediately preceding two years that cumulatively result in a ratio one for 250 shares, the company will not be able to avail itself of any bid price compliance periods under Rule 5810(c)(3)(A), and Nasdaq will instead require the issuance of a Staff delisting determination. We could appeal the determination to a hearings panel, which could grant us a 180-day exception to remain listed if it believes we would be able to achieve and maintain compliance with the bid price requirement. Following the exception, the company would be subject to the procedures applicable to a company with recurring deficiencies.

In the event that we are unable to regain and sustain compliance with all applicable requirements for continued listing on the Nasdaq, our Common Stock may be delisted from Nasdaq. If our Common Stock were delisted from Nasdaq, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB® Venture Market or the OTC Pink Market (or the successors to the OTC Pink Market planned for October 1, 2025) maintained by OTC Markets Group, Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, delisting would materially and adversely affect our ability to raise capital on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

If shares of our common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our shares of common stock is less than $5.00 per share, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares. In addition, the regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of our securities under this offering as follows: (i) up to $1,500,000 for marketing and advertising services to communicate information about the Company to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company, and (ii) the remaining amount for (a) repayment of certain outstanding liabilities up to $1,100,000 including paying in part or whole accounts payable relating to ImmunogenX, LLC with an average payment period of 60 days of approximately $695,000 which the Company has agreed to assume under the Rescission Agreement, and (b) $1,400,000 to advance the development of our lead product candidate, Adrulipase. Notwithstanding the foregoing however, in the event the transactions contemplated under the Rescission Agreement are not consummated and we have sufficient funds from the offering remaining, which we do not expect is likely, we intend to use the net proceeds from the sale of our securities under this offering as follows: (i) up to $1,500,000 for marketing and advertising services to communicate information about the Company to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company, and (ii) approximately $2,000,000 for the partial repayment of the secured note payable by ImmunogenX, LLC to Mattress Liquidators, Inc. at the rate of 14.5% and maturing on September 15, 2025, and (b) to the remainder of the proceeds to advance the development of its lead product candidate, Adrulipase.

Further, while a part of the net proceeds from this offering will help restart the Adrulipase program, we believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2025, which will be used solely to fund the Phase 3 trials. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value. See “Use of Proceeds”.

We will require additional financing to advance the development of our lead product candidate, Adrulipase, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital could force us to delay, limit, reduce or terminate our product development programs, potential commercialization efforts or other operations.

The development of biopharmaceutical product candidates is capital-intensive. Our operations have consumed substantial amounts of cash since inception. We intend to use part of the net proceeds from this offering to advance the Adrulipase program through hiring personnel, on working capital, and on other direct and indirect costs required to prepare the Adrulipase program for future clinical milestones. While this part of the net proceeds will help restart the Adrulipase program, we believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2025, which will be used solely to fund the Phase 3 trials. Because the design and outcome of our ongoing, anticipated and any future clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate we develop.

Our future capital requirements depend on many factors, including:

•	the scope, progress, results and costs of researching and developing Adrulipase and programs, and of conducting preclinical studies and clinical trials;

•	the timing of, and the costs involved in, obtaining marketing approvals for Adrulipase if clinical trials are successful;

•	the success of any future collaborations;

•	the cost of commercialization activities for any approved product, including marketing, sales and distribution costs;

•	the cost and timing of establishing, equipping, and operating our current and planned manufacturing activities;

•	the cost of manufacturing Adrulipase for clinical trials in preparation for marketing approval and commercialization;

•	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

•	the cost, timing and outcome of seeking FDA and any other regulatory approvals for any future product candidates;

•	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending and enforcing patent claims, including litigation or other patent challenge costs and the outcome of such litigation or other patent challenges;

•	our ability to establish and maintain healthcare coverage and adequate reimbursement for our future products, if any;

•	the timing, receipt, and amount of sales of, or royalties on, our future products, if any;

•	the emergence of competing cancer therapies and other adverse market developments;

•	our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our product candidates;

•	the costs associated with being a public company;

•	our need and ability to retain key management and hire scientific, technical, medical and business personnel;

•	the costs associated with expanding our facilities or building out our laboratory space; and

We do not have any committed external source of funds or other support for our development efforts. Until we can generate sufficient product revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings and debt financings, or other capital sources such as potential collaborations, strategic alliances, licensing arrangements and other arrangements. In addition, because the design and outcome of our anticipated and any future clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of Adrulipase. Accordingly, we will be required to obtain further funding to achieve our business objectives. If we are unable to obtain such funding on favorable terms or at all, it may have an adverse effect on our business, financial condition and results of operations.

Future sales of our common stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of common stock or other types of our securities in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our securities or the effect, if any, that future sales and issuances of our securities will have on the market price of our common stock. Sales of substantial amounts of our securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

Risks Related to Our Business

If the transactions under the Rescission Agreement are not consummated, it will have a material adverse impact on our business, financial condition and results of operations.

In the event the transactions contemplated under the Rescission Agreement do not close, as ImmunogenX, LLC’s holding company, we will be subject to its duties, liabilities and obligations under various contractual arrangements. Specifically, in the event of default by ImmunogenX, LLC, we will be liable for the repayment of approximately $2,436,338 of ImmunogenX, LLC’s secured debt as well as the additional approximately $46,000 of its accounts payable that we did not retain under the Rescission Agreement. We do not expect that we will have funds remaining from the proceeds of this offering to pay these amounts. The accounts payable liability of ImmunogenX, LLC retained by the Company may be further reduced from the approximately $695,000 as the Company has a right under the Rescission Agreement to negotiate the repayment of such accounts payable with the payees, with sole discretion over determining the payment amounts and timing for such payments. Further, if the rescission is not consummated, and if ImmunogenX, LLC does not timely repay its loan to Mattress Liquidators, Inc., Mattress Liquidators, Inc. may file suit against us again. Further, as our Series G Preferred Stock is redeemable for cash at the option of the holder as we have never obtained the shareholder approval required to allow its conversion into shares of our common stock, and we would be required to settle potential conversion of the Series G Preferred Stock at a price per share equal to the then-current fair value of the Series G Preferred Stock, which shall be the last reported closing sale price of our common stock as of the trading day immediately prior to the conversion event.

Under the terms of the Rescission Agreement, the parties initially agreed to the closing of the transactions contemplated thereby on or before June 30, 2025. Under the terms of the Rescission Agreement, the agreement may be terminated and the transactions contemplated thereby may be abandoned by the Company or the representative of IMGX Shareholders, who is our director Jack Syage, if the transactions were not consummated by June 30, 2025, unless the Company and shareholder representative shall have consented to a subsequent date. On June 30, 2025 the Company and the shareholder representative mutually agreed that the transactions contemplated by the Rescission Agreement may be consummated on or prior to September 30, 2025. We have also not yet filed the preliminary proxy statement in relation to holding a shareholders’ meeting to obtain approval of our shareholders for the transfer of the Membership Interests to the IMGX Shareholders. We expect that the transactions contemplated by the Rescission Agreement will be consummated on or prior to September 30, 2025, subject to satisfaction of all conditions for closing, including obtaining shareholder approval by the Company for the transfer of the Membership Interests to the IMGX Shareholders.

If the closing of the transactions contemplated by the Rescission Agreement does not occur on or prior to September 30, 2025, we may be subject to the aforementioned risks relating to being liable for repayment of ImmunogenX, LLC’s debt, the threat of litigation by Mattress Liquidators, Inc. against us and being required to redeem the Series G Preferred Stock for cash. These risks may have an adverse effect on our stockholders’ equity resulting in non-compliance with Nasdaq’s Minimum Stockholders’ Equity Rule. In order to be compliant with the Minimum Stockholders’ Equity Rule, we may have to raise capital from additional sources which may have an effect of diluting our existing shareholders. If we are subject to any or all of the above, it may have an adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $4 million (assuming the sale of the shares offered hereby at the assumed public offering price of $0.50 per share, which was the reported closing sale price of our common stock on Nasdaq on June 23, 2025, and assuming no issuance or exercise of Pre-Funded Warrants), after deducting underwriting discounts and commissions and estimated offering expenses relating to this offering.

We currently expect to use $1,500,000 of the net proceeds from this offering for marketing and advertising services provided by IR Agency LLC, which will include creating company profiles, media distribution, and building a digital community to communicate information about the Company to the financial community. Of the remaining net proceeds, we expect to use: (a) approximately $1,100,000 to repay certain outstanding liabilities comprising paying in part or whole accounts payable relating to ImmunogenX, LLC with an average payment period of 60 days of approximately $695,000 which the Company has agreed to assume under the Rescission Agreement, and (b) the remainder of the proceeds, approximately $1,400,000, to advance the development of our lead product candidate, Adrulipase through hiring a Chief Medical Officer (or alternatively, a Chief Scientific Officer, depending on final internal structuring), as well as covering associated operating expenses such as personnel additions, working capital, and other direct and indirect costs required to prepare the Adrulipase program for future clinical milestones. While a part of the net proceeds from this offering will help restart the Adrulipase program, we believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2025, which will be used solely to fund the Phase 3 trials.

If the transactions contemplated by the Rescission Agreement are consummated and the net proceeds are used as described in the immediately preceding paragraph, we believe that the net proceeds of this offering, accounting for payments made to IR Agency LLC and together with our existing cash, will enable us to fund our operations for at least ten (10) months following the completion of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

In the event the transactions contemplated under the Rescission Agreement are not consummated and we have sufficient funds from the offering remaining, which we do not expect is likely, we intend to use the net proceeds from the sale of our securities under this offering as follows: (a) up to $1,500,000 for marketing and advertising services to communicate information about the Company to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company, (b) approximately $2 million for the partial repayment of the secured note payable by ImmunogenX, LLC to Mattress Liquidators, Inc. at the rate of 14.5% and maturing on September 15, 2025, and (c) the remainder of the proceeds to advance the development of our lead product candidate, Adrulipase. We are also in ongoing discussions with the vendors of ImmunogenX, LLC regarding accounts payable (with an average payment period of 60 days) and negotiating the amounts payable to such vendors on a case by case basis. We are also in discussions with the other unsecured creditors of ImmunogenX, LLC (comprising amount due under unsecured promissory notes issued to Dr. Jack Syage and Peter Felker, each at the rate of 13% and maturing on September 30, 2025) to negotiate partial repayment in exchange for complete release of liabilities in respect of such unsecured creditors. If we are unsuccessful in negotiations and are required to pay the full amounts outstanding, we will seek to raise additional capital for settlement of such liabilities.

If the transactions contemplated by the Rescission Agreement are not consummated and the net proceeds are used as described in the immediately preceding paragraph, we believe that the net proceeds of this offering, accounting for payments made to IR Agency LLC and together with our existing cash, will enable us to fund our operations for at least six (6) months following the completion of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

We believe that the net proceeds of this offering, accounting for payments made to IR Agency LLC and together with our existing cash, will enable us to fund our operations for at least ten (10) months following the completion of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including permits, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

CAPITALIZATION

The following table sets forth our cash, as well as our capitalization, as of March 31, 2025 as follows:

●	on an actual basis; and

●	on an as adjusted basis, giving effect to the assumed sale by us of 12,000,000 shares of common stock in this offering at an assumed public offering price of $0.50 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and incorporated by reference in this prospectus.

	Actual	As Adjusted
Cash Unrestricted	$59,352	4,059,352
Total Liabilities	$28,740,057	$28,740,057
Series G preferred stock- Par value $0.0001 per share; 13,000 shares designated and 12,373.226 shares issued and outstanding at March 31, 2025	$61,681,100	$61,681,100
Stockholders’ Equity (Deficit):
Series B preferred stock- Par value $0.0001 per share; 5,194.81 shares authorized; 475.56 shares issued and outstanding at March 31, 2025	—	$—
Series C preferred stock- Par value $0.0001 per share; 75,000 shares authorized; 0 shares issued and outstanding at March 31, 2025	—	$—
Series D preferred stock- Par value $0.0001 per share; 150 shares designated; 0 shares issued and outstanding at March 31, 2025	—	$—
Series E preferred stock- Par value $0.0001 per share; 150 shares designated; 0 shares issued and outstanding at March 31, 2025	—	$—
Series F preferred stock- Par value $0.0001 per share; 7,000 shares designated; 0 shares issued and outstanding at March 31, 2025	—	$—
Common stock - Par value $0.0001 per share; 100,000,000 shares authorized; 4,765,729 shares issued and outstanding at March 31, 2025	$477	$2,000
Additional paid-in capital	$198,429,533	$202,428,010
Accumulated deficit	$(203,647,628)	$(203,647,628)
Total Stockholders’ Equity (Deficit)	$(5,217,618)	$(1,217,618)
Total Liabilities, Mezzanine Equity and Stockholders’ Equity (Deficit)	$85,203,539	$89,203,539

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 16,765,729 shares outstanding as of March 31, 2025, and excludes, as of such date:

•	16,692 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $54.94 per share;

•	4,927,714 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $6.75 per share;

•	334,078 total shares authorized under the 2020 Plan’s evergreen provision, of which 156,073 were issued and outstanding and 178,005 shares were available for potential issuances;

•	12,373,226 shares of common stock issuable upon conversion of 12,373,226 shares of Series G Preferred Stock; and

•	113 shares of common stock issuable upon conversion of 475.56 shares of Series B Preferred Stock.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. As of March 31, 2025, our historical net tangible book value was $(8,590,700), or $(1.80) per share. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by 4,765,729 shares as of March 31, 2025.

After giving effect to the assumed sale of 12,000,000 shares of our common stock at an assumed public offering price of $0.50 per share, the closing sale price per share of our common stock on the Nasdaq Capital Market on June 23, 2025, assuming no sale of any Pre-funded Warrants in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted, net tangible book value per share as of March 31, 2025, would have been approximately $(1,401,800), or approximately $(0.07) per share. This represents an immediate increase in net tangible book value per share of $1.38 to existing stockholders and an immediate dilution of approximately $0.46 per share to new investors purchasing shares of our common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$0.50
Historical net tangible book value per share as of March 31, 2025	$(1.80)
Increase in as adjusted net tangible book value per share attributable to this offering	$1.38
As adjusted net tangible book value per share after giving effect to this offering	$(0.07)
Dilution in as adjusted net tangible book value per share to new investors in this offering	$0.46

The information above is based on 4,765,729 shares outstanding as of March 31, 2025, and excludes, as of such date:

•	16,692 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $54.94 per share;

•	4,927,714 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $6.75 per share;

•	334,078 total shares authorized under the 2020 Plan’s evergreen provision, of which 156,073 were issued and outstanding and 178,005 shares were available for potential issuances;

•	12,373,226 shares of common stock issuable upon conversion of 12,373.226 shares of Series G Preferred Stock; and

•	113 shares of common stock issuable upon conversion of 475.56 shares of Series B Preferred Stock.

DIVIDEND POLICY

We have not paid any dividends on our common stock since inception and we currently expect that, in the foreseeable future, all earnings, if any, will be retained for the development of our business and no dividends will be declared or paid. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our earnings, if any, operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning capital stock of Entero Therapeutics, Inc. (“us,” “our,” “we” or the “Company”) and certain provisions of our certificate of incorporation, as amended and restated, and amended and restated bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”) and amended and restated bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K, as amended, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Our Charter and Bylaws do not provide for cumulative voting rights.

Holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

We currently have up to 10,000,000 shares of preferred stock, par value $0.0001 per share, authorized and available for issuance in one or more series. Our Board of Directors is authorized to divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The Board of Directors may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance. Currently, 5,194.805195 shares have been initially designated as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), 75,000 shares have been initially designated as Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), 150 shares have been initially designated as Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), 150 shares have been initially designated as Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”), 7,000 shares have been initially designated as Series F Preferred Stock, par value $0.0001 (the “Series F Preferred Stock”) and 13,000 shares have been initially designated as Series G Preferred Stock, par value $0.0001 (the “Series G Preferred Stock”). There were 475.56 shares of Series B Preferred Stock and 12,373.226 shares of Series G Preferred Stock issued and outstanding on March 31, 2025 and there are currently no shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock issued and outstanding. This leaves 9,899,505.19 shares of preferred stock authorized but undesignated and unissued.

Series B Preferred Stock

Under the Series B Certificate of Designation, each share of Series B Preferred Stock will be convertible, at the holder’s option at any time, into our common stock at a conversion rate equal to the quotient of (i) the $7,700 stated value (the “Series B Stated Value”) divided by (ii) the initial conversion price of $1,617.00, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series B Certificate of Designation. In addition, if at any time after January 16, 2021, the six month anniversary of the date of the closing of our private placement transaction on July 16, 2020, the closing sale price per share of our common stock exceeds 250% of the initial conversion price, or $4,042.50, for 20 consecutive trading days, then all of the outstanding shares of Series B Preferred Stock will automatically convert (the “Automatic Conversion”) into such number of shares of our common stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted, plus the amount of any accrued and unpaid dividends thereon, by the Series B Stated Value per share and dividing the result by the then applicable conversion price.

The Series B Preferred Stock contains limitations that prevent the holder thereof from acquiring shares of our common stock upon conversion (including pursuant to the Automatic Conversion) that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion, which percentage may be increased or decreased at the holder’s election not to exceed 19.99%.

Each holder of shares of Series B Preferred Stock, in preference and priority to the holders of all other classes or series of our stock, is entitled to receive dividends, commencing from the date of issuance. Such dividends may be paid by us only when, as and if declared by our Board of Directors, out of assets legally available therefore, semiannually in arrears on the last day of June and December in each year, commencing December 31, 2020, at the dividend rate of 9.0% per year, which is cumulative and continues to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore. We may pay such dividends at our sole option either in cash or in kind in additional shares of Series B Preferred Stock (rounded down to the nearest whole share), provided we must pay in cash the fair value of any such fractional shares in excess of $100.00. Under the Series B Certificate of Designations, to the extent that applicable law or any of our existing contractual restrictions prohibit any required issuance of additional shares of Series B Preferred Stock as in-kind dividends or otherwise (“Additional Shares”), then appropriate adjustment to the conversion price of the Series B Preferred Stock shall be made so that the resulting number of conversion shares includes the aggregate number of shares of our common stock into which such Additional Shares would otherwise be convertible.

Under the Series B Certificate of Designation, each share of Series B Preferred Stock carries a liquidation preference equal to the Series B Stated Value (as adjusted thereunder) plus accrued and unpaid dividends thereon (the “Series B Liquidation Preference”).

The holders of the Series B Preferred Stock, voting as a separate class, will have customary consent rights with respect to certain corporate actions by us. We may not take the following actions without the prior consent of the holders of at least a majority of the Series B Preferred Stock then outstanding: (a) authorize, create, designate, establish, issue or sell an increased number of shares of Series B Preferred Stock or any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation; (b) reclassify any shares of common stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock; (c) amend, alter or repeal our Charter or Bylaws and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; (d) issue any indebtedness or debt security, other than trade accounts payable, insurance premium financings and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any such indebtedness existing as of the date of first issuance of shares of Series B Preferred Stock; (e) redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any of our capital stock; (f) declare bankruptcy, dissolve, liquidate, or wind up our affairs; (g) effect, or enter into any agreement to effect, a Change of Control (as defined in the Series B Certificate of Designations); or (h) materially modify or change the nature of our business.

Series C Preferred Stock

Under the Series C Certificate of Designation, each share of Series C Preferred Stock will be convertible, at either the holder’s option or at our option at any time, into common stock at a conversion rate equal to the quotient of (i) the Series C Stated Value of $750 plus all accrued and accumulated and unpaid dividends on such share of Series C Preferred Stock divided by (ii) the initial conversion price of $15,750.00, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series C Certificate of Designation.

The Series C Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our common stock upon conversion that would result in the number of shares beneficially owned by any such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion. As a result, the Series C Certificate of Designations provides for the issuance of pre-funded warrants to purchase shares of our common stock, with an exercise price of $0.001 per share and with no expiration date, if necessary to comply with this limitation.

Each holder of shares of Series C Preferred Stock, subject to the preference and priority to the holders of our Series B Preferred Stock, is entitled to receive dividends, commencing from the date of issuance of the Series C Preferred Stock. Such dividends may be paid only when, as and if declared by our Board of Directors, out of assets legally available therefore, quarterly in arrears on the last day of March, June, September and December in each year, commencing on the date of issuance, at the dividend rate of 9.0% per year. Such dividends are cumulative and continue to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore.

Under the Series C Certificate of Designation, each share of Series C Preferred Stock carries a liquidation preference equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon.

The holders of the Series C Preferred Stock have no voting rights. We may not take the following actions without the prior consent of the holders of at least a majority of the Series C Preferred Stock then outstanding: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Series C Certificate of Designations) senior to, or otherwise pari passu with, the Series C Preferred Stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Series D Preferred Stock

The following is a summary of the principal terms of the Series D Preferred Stock as set forth in the Certificate of Designation of the Series D Preferred Stock:

Dividends

The holders of Series D Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Voting Rights

The shares of Series D Preferred Stock has no voting rights, except the right to vote, with the holders of Common Stock, as a single class, on any resolution presented to stockholders for the purpose of obtaining approval of a proposed amendment to the Charter, to effect a reverse split of the outstanding shares of the Common Stock at a ratio to be determined (the “Reverse Split Amendment”), with each share of Series D Preferred Stock entitled to vote on an as-converted basis (whether or not such conversion shares are then convertible and disregarding any limitations on conversion) (however, in only this instance, the Series D Preferred Stock will be considered to convert at the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) immediately preceding the execution and delivery of the purchase agreement by and among the Company and the purchaser signatories thereto, or $41.937 per share).

As long as any shares of Series D Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series D Preferred Stock (a) alter or change adversely the powers, preferences or rights of the Series D Preferred Stock, (b) increase the number of authorized shares of Series D Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the Stated Value and no more, prior and in preference to the Common Stock.

Conversion

The Series D Preferred Stock is convertible into Common Stock at any time after the date on which the Reverse Split Amendment is filed and effective with the Secretary of State of the State of Delaware (the “Reverse Stock Split Date”) at a conversion price of $31.50, subject to adjustment as set forth in the Series D Certificate of Designation (the “Series D Conversion Price”). Upon conversion the shares of Series D Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series D Preferred Stock is convertible at the Series D Conversion Price at the option of the holder at any time and from time to time from and after the Reverse Stock Split Date.

Mandatory Conversion and Forced Conversion by the Company

On the Reverse Stock Split Date or, if certain conditions are not satisfied on such date, on the first such date that such conditions are satisfied (but within and no later than 90 trading days after the Reverse Stock Split Date), the Company may give notice requiring the holders to convert the outstanding shares of Series D Preferred Stock into shares of Common Stock at the then-effective Series D Conversion Price on the 15th day following such notice.

Any time after November 12, 2022, subject to the satisfaction of certain conditions, the Company has the right to provide written notice to the holders to cause the holders to convert all or such part of their Series D Preferred Stock as specified in such notice into shares of Common Stock at the then-effective Series D Conversion Price on the date of such notice provided that the Company may not give such a notice more than once in any 60-day period and or within 60 days of a mandatory conversion pursuant to the provisions described in the previous paragraph.

Beneficial Ownership Limitation

The Series D Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Redemption

The shares of Series D Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series D Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series D Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series D Preferred Stock will be limited.

Series E Preferred Stock

The following is a summary of the principal terms of the Series E Preferred Stock as set forth in the Certificate of Designation of the Series E Preferred Stock:

Dividends

The holders of Series E Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid.

Voting Rights

The Series E Preferred Stock has no voting rights, except the right to vote, with the holders of Common Stock and holders of Series D Preferred Stock, as a single class, on the Reverse Stock Split Amendment. Each share of Series E Preferred Stock is entitled to 200,000,000 votes per share thereon; provided, that such shares of Series E Preferred Stock will, to the extent cast on the proposal to adopt and approve the Reverse Stock Split Amendment, be automatically and without further action of the holders voted in the same proportions as shares of Common Stock (excluding any shares of Common Stock that are not voted), Series D Preferred Stock and any other issued and outstanding shares of preferred stock of the Company having the right to vote thereon (other than the Series E Preferred Stock and shares of preferred stock not voted) are voted on such proposal. As an example, if 50.5% of the outstanding shares of Common Stock and Series D Preferred Stock voted at the meeting are voted in favor of the Reverse Split Amendment, the Company will count 50.5% of the votes cast by the holders of the Series E Preferred Stock as votes in favor of the Reverse Split Amendment.

As long as any shares of Series E Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series E Preferred Stock (a) alter or change adversely the powers, preferences or rights of the Series E Preferred Stock, (b) increase the number of authorized shares of Series E Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series E Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the Stated Value and no more, prior and in preference to the Common Stock.

Conversion

The Series E Preferred Stock is convertible into Common Stock at any time after the Reverse Stock Split Date at a conversion price of $31.50, subject to adjustment as set forth in the Series E Certificate of Designation (the “Series E Conversion Price”). Upon conversion the shares of Series D Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series E Preferred Stock is convertible at the Series E Conversion Price at the option of the holder at any time and from time to time from and after the Reverse Stock Split Date.

Mandatory Conversion and Forced Conversion by the Company

On the Reverse Stock Split Date or, if certain conditions are not satisfied on such date, on the first such date that such conditions are satisfied (but within and no later than 90 trading days after the Reverse Stock Split Date), the Company may give notice requiring the holders to convert the outstanding shares of Series E Preferred Stock into shares of Common Stock at the then-effective Series E Conversion Price on the 15th day following such notice.

Any time after November 12, 2022, subject to the satisfaction of certain conditions, the Company has the right to provide written notice to the holders to cause the holders to convert all or such part of their Series E Preferred Stock as specified in such notice into shares of Common Stock at the then-effective Series E Conversion Price on the date of such notice provided that the Company may not give such a notice more than once in any 60-day period and or within 60 days of a mandatory conversion pursuant to the provisions described in the previous paragraph.

Beneficial Ownership Limitation

The Series E Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock.

However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Redemption

The shares of Series E Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series E Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series E Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series E Preferred Stock will be limited.

Series F Preferred Stock

The following is a summary of the principal terms of the Series F Preferred Stock as set forth in the Certificate of Designation of the Series F Preferred Stock:

General; Transferability. Shares of Series F Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series F Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held by such holder, in which case a number of one one-thousandths (1/1,000ths) of a share of Series F Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder will be automatically transferred to the transferee of such shares of Common Stock.

Voting Rights. Each share of Series F Preferred Stock will entitle the holder thereof to 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series F Preferred Stock will have a ratable number of votes). Thus, each 0.001 of a share of Series F Preferred Stock would entitle the holder thereof to 1,000 votes. The outstanding shares of Series F Preferred Stock will vote together with the outstanding shares of Common Stock of the Company as a single class exclusively with respect to (1) any proposal (the “Reverse Stock Split Proposal”) to adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment (the “Reverse Stock Split”) and (2) any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split (the “Adjournment Proposal”). The Series F Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the Delaware General Corporation Law.

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split Proposal or the Adjournment Proposal, the vote of each share of Series F Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split Proposal will be cast in the same manner as the vote, if any, of the share of Common Stock in respect of which such share of Series F Preferred Stock was issued as a dividend is cast on the Reverse Stock Split Proposal, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series F Preferred Stock (or fraction thereof) held by such holder. Holders of Series F Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series F Preferred Stock on the Reverse Stock Split Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split Proposal.

Dividend Rights. The holders of Series F Preferred Stock, as such, will not be entitled to receive dividends of any kind.

Liquidation Preference. The Series F Preferred Stock will rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (a “Dissolution”). Upon any Dissolution, each holder of outstanding shares of Series F Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.0001 per outstanding share of Series F Preferred Stock.

Redemption. All shares of Series F Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will automatically be redeemed in whole, but not in part, by the Company at the Initial Redemption Time without further action on the part of the Company or the holder of shares of Series F Preferred Stock (the “Initial Redemption”). Any outstanding shares of Series F Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split.

Each share of Series F Preferred Stock redeemed in any redemption described above will be redeemed in consideration for the right to receive an amount equal to $0.001 in cash for each ten whole shares of Series F Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined in the certificate of designation with respect to the Preferred Stock (the “Certificate of Designation”)) thereof as of immediately prior to the applicable redemption time and redeemed pursuant to such redemption. However, the redemption consideration in respect of the shares of Series F Preferred Stock (or fractions thereof) redeemed in any redemption described above: (i) will entitle the former beneficial owners of less than ten whole shares of Series F Preferred Stock redeemed in any redemption to no cash payment in respect thereof and (y) will, in the case of a former beneficial owner of a number of shares of Series F Preferred Stock (or fractions thereof) redeemed pursuant to any redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the same cash payment, if any, in respect of such redemption as would have been payable in such redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 25 shares of Series F Preferred Stock redeemed pursuant to any redemption will be entitled to receive the same cash payment in respect of such redemption as would have been payable to the former beneficial owner of 20 shares of Series F Preferred Stock redeemed pursuant to such redemption).

The Series F Preferred Stock is not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series F Preferred Stock has no stated maturity and is not be subject to any sinking fund. The Series F Preferred Stock is not subject to any restriction on the redemption or repurchase of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Series G Preferred Stock

The following is a summary of the principal terms of the Series G Preferred Stock as set forth in the Certificate of Designation of the Series G Preferred Stock:

General; Transferability. Share of Series G Preferred Stock will be uncertificated and issued in book-entry form. Shares of Series G Preferred Stock may be transferred by the holders thereof without the consent of the Company, provided that such transfer is in compliance with applicable securities laws.

Conversion. Following stockholder approval of the conversion of the Series G Preferred Stock into Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Conversion”), each share of Series G Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series G Preferred Stock is prohibited from converting shares of Series G Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 4.9% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

The Series G Preferred Stock is redeemable for cash at the option of the holder thereof at any time following the date that is six months after the initial issuance of the Series G Preferred Stock (without regard to the lack of obtaining the requisite stockholder approval to convert the Series G Preferred Stock into Common Stock), at a price per share equal to the then-current fair value of the Series G Preferred Stock, which shall be the last reported closing sale price of the Company’s Common Stock as reported on the Nasdaq Stock Market as of the trading day immediately prior to the conversion event.

Voting Rights. Except as otherwise required by law, the Series G Preferred Stock does not have voting rights. However, as long as any shares of Series G Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series G Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Charter or bylaws of the Company, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series G Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series G Preferred Stock, (iii) prior to the earlier of stockholder approval of the Conversion or the six-month anniversary of issuance, consummate either: (A) any Fundamental Transaction (as in the Certificate of Designation) or (B) any stock sale to, or any merger, consolidation or other business combination of the Company with or into, another entity in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.

Liquidation Preference. The Series G Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Dividend Rights. Holders of Series G Preferred Stock are entitled to receive dividends on shares of Series G Preferred Stock equal to, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock.

Redemption. The shares of Series G Preferred Stock shall not be redeemable at the option of the Company or the holder thereof.

Trading Market. There is no established trading market for any of the Series G Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series G Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series G Preferred Stock will be limited.

Listing

Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “ENTO”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer, 66 Exchange Place, 1st Floor, Salt Lake City, Utah 84111 and its telephone number at that address is (801) 355-5740.

Description of the Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-funded Warrants that are being offered hereby is not complete and is subject to and qualified in its entirety by the provisions of the forms of Pre-funded Warrants which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

The term “prefunded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.001 per share. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding shares of common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at such nominal price at a later date.

Duration and Exercise Price

Each Pre-funded Warrant offered hereby will have an initial exercise price of $0.001 per share. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercise Limitation

The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-funded Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Pre-funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding voting securities, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of the Pre-funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-funded Warrants immediately prior to such fundamental transaction, other than one in which a successor entity that is a publicly traded corporation (whose stock is quoted or listed for trading on a national securities exchange, including, but not limited to, the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market) assumes the common warrant such that the warrant shall be exercisable for the publicly traded common stock of such successor entity.

Transferability

Subject to applicable laws, a Pre-funded Warrant may be transferred at the option of the holder upon surrender of the Pre-funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

No Rights as a Stockholder

Except as otherwise provided in the Pre-funded Warrants or by virtue of such holder’s ownership of, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-funded Warrants.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Charter and Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless, prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Charter and Bylaws

Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

UNAUDITED PROFORMA FINANCIAL INFORMATION

Pro Forma Condensed Income Statements:

	Unaudited March 31, 2025	Proforma Adjustment	Unaudited Proforma March 31, 2025	Audited December 31, 2024	Proforma Adjustment	Unaudited Proforma December 31, 2024
Operating expenses:
Research and development expenses	$15,827	$-	$15,827	$903,941	$-	$903,941
General and administrative expenses	805,559	-	805,559	14,717,333	-	14,717,333
Total operating expenses	821,386	-	821,386	15,621,274	-	15,621,274

Loss from operations	(821,386)	-	(821,386)	(15,621,274)	-	(15,621,274)

Other (expenses) income:
Interest income (expense), net	(17,902)	-	(17,902)	875	-	875
Other expense	(108,817)	-	(108,817)	1,378	-	(108,164)
Total other expenses	(126,719)	-	(126,719)	2,253	-	(126,294)

Loss from continued operations	(948,105)	-	(948,105)	(15,619,021)	-	(15,619,021)
Loss from discontinued operations net of tax (a), (b)	(311,515)	311,515	-	(2,440,315)	2,440,315	-
Net income (loss)	$(1,259,620)	$311,515	$(948,105)	$(18,059,336)	$2,440,315	$(15,619,021)

Notes to Unaudited Pro Forma Condensed Statements of Operations

The unaudited pro forma condensed statements of operations for the year ended December 31, 2024 and the quarter ended March 31, 2025 reflect the impact of the rescission agreement with IMGX as if it had occurred on January 1, 2024. The adjustments give effect to the removal of results from discontinued operations associated with IMGX. These pro forma statements are presented for informational purposes only and do not purport to represent what the Company’s actual results of operations would have been had the rescission occurred on that date, nor are they necessarily indicative of future results.

(a) Removal of Discontinued Operations – March 31, 2025

Reflects the elimination of $311,515 in loss from discontinued operations recorded in the Company’s historical results for the quarter ended March 31, 2025. These losses were related to IMGX and have been removed to reflect the impact of the rescission agreement as if it had occurred as of the beginning of the period.

(b) Removal of Discontinued Operations – December 31, 2024

Reflects the elimination of $2,440,315 in loss from discontinued operations recorded in the Company’s audited results for the year ended December 31, 2024. These losses were related to IMGX and have been removed to reflect the impact of the rescission agreement as if it had occurred as of the beginning of the period.

Pro Forma Balance Sheet:

	(Unaudited) March 31, 2025	Proforma Adjustment	(Unaudited) Proforma Balance Sheet
Current Assets:
Cash and cash equivalents	$59,352	-	59,352
Prepaid expenses	233,869	-	233,869
Assets held-for-sale (a)	83,170,009	(83,170,009)	-
Total Current Assets	83,463,230	(83,170,009)	293,221
Other Assets:
Restricted cash	7,005	-	7,005
Goodwill	1,684,182	-	1,684,182
Operating lease right-of-use assets	-	-	-
Deposits	49,122	-	49,122
Total Other Assets	1,740,309	-	1,740,309
Total Assets	85,203,539	(83,170,009)	2,033,530
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable (e)	2,849,928	695,000	3,544,928
Accrued expenses	303,880	-	303,880
Accrued dividend payable	1,391,844	-	1,391,844
Line of credit	700,000	-	700,000
Liabilities held-for-sale (b)	23,223,137	(23,223,137)	-
Operating lease liabilities	135,609	-	135,609
Other current liabilities	135,659	-	135,659
Total Current Liabilities	28,740,057	(22,528,137)	6,211,920
Non-current operating lease liabilities	-
Total Liabilities	28,740,057	(22,528,137)	6,211,920
Mezzanine Equity:
Series G preferred stock (c)	61,681,100	(58,710,970)	2,970,130
Stockholders’ Equity (Deficit):
Common stock	477	(6)	471
Additional paid-in capital (d)	198,429,533	(387,136)	198,042,398
Accumulated deficit	(203,647,628)	(1,543,761)	(205,191,389)
Total Stockholders' Equity (Deficit)	(5,217,618)	(1,930,903)	(7,148,520)
Total Liabilities, Mezzanine Equity and Stockholders' Equity (Deficit)	$85,203,539	$(83,170,009)	$2,033,530

Reflects the discontinued operations resulting from the Rescission Agreement, including the removal of assets held-for-sale, associated liabilities, and equity interests previously recorded in the Company’s historical financial statements. In accordance with ASC 205-20, Presentation of Financial Statements — Discontinued Operations.

(a) Reflects the removal of assets held-for-sale associated with IMGX, giving effect to the Rescission Agreement as if it had closed as of the beginning of the period ended March 31, 2025.

(b) Reflects the removal of liabilities held-for-sale associated with IMGX, giving effect to the Rescission Agreement as if it had closed as of the beginning of the period ended March 31, 2025.

(c) Reflects the removal of 11,777.418 shares of Series G Preferred Stock issued to IMGX, giving effect to the rescission agreement as if it had closed as of the beginning of the period ended March 31, 2025. The remaining Series G shares issued to other investors and are unaffected by this adjustment.

(d) Reflects adjustments to additional paid-in capital resulting from the elimination of the previously recorded equity balances related to IMGX, giving effect to the Rescission Agreement as if it had closed as of the beginning of the period ended March 31, 2025.

(e) IMGX accounts payable that remain with the Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Common Stock and Pre-funded Warrants acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the Common Stock and Pre-funded Warrants or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of Common Stock and Pre-funded Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our Common Stock and Pre-funded Warrants as compensation for services;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);

●	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons deemed to sell our Common Stock and Pre-funded Warrants under the constructive sale provisions of the Code;

●	banks or other financial institutions;

●	brokers or dealers in securities or currencies;

●	tax-exempt organizations or tax-qualified retirement plans;

●	pension plans;

●	regulated investment companies or real estate investment trusts;

●	persons that hold the Common Stock and Pre-funded Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of Common Stock through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of Common Stock and Pre-funded Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of Common Stock and Pre-funded Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of Common Stock and Pre-Funded through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock and Pre-funded Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Common Stock and Pre-funded Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock and Pre-funded Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of Common Stock for U.S. federal income tax purposes and a holder of Pre-funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.00001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of Common Stock as described below under the section titled “Disposition of Common Stock and Pre-funded Warrants.”

Certain Adjustments to Pre-funded Warrants

The number of shares of Common Stock issued upon the exercise of the Pre-funded Warrants and the exercise price of Pre-funded Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-funded Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-funded Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock and Pre-funded Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of Common Stock and, Pre-funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock and, Pre-funded Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock and Pre-funded Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of Common Stock and Pre-funded Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the Common Stock and Pre-funded Warrants and to the proceeds of a sale or other disposition of Common Stock and Pre-funded Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-funded Warrants,” an adjustment to the Pre-funded Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-funded Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-funded Warrants. Under those regulations, an implicit or explicit payment under Pre-funded Warrants that references a dividend distribution on our Common Stock would possibly be taxable to a Non-U.S. Holder as described under “Distributions” below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-funded Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock (determined separately with respect to each share of Common Stock), but not below zero, and then will be treated as gain from the sale of that share Common Stock as described below under the section titled “—Disposition of Common Stock and Pre-funded Warrants .”

Any distribution (including constructive distributions) on shares of Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “Backup Withholding and Information Reporting” and “Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock and Pre-funded Warrants

Subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of Common Stock and , Pre-funded Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	the Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock and Pre-funded Warrants , if shorter), a “U.S. real property holding corporation,” unless the Common Stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-funded Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-funded Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

See the sections titled “Backup Withholding and Information Reporting” and “Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the Common Stock and Pre-funded Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the Common Stock and Pre-funded Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the Common Stock and Pre-funded Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Common Stock and Pre-funded Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the Common Stock and Pre-funded Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Common Stock and Pre-funded Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the Common Stock and, Pre-funded Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the Common Stock and Pre-funded Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the Common Stock and Pre-funded Warrants including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement with WestPark Capital, Inc., or the Underwriter, with respect to the securities subject to this offering.

Subject to certain conditions, we have agreed to sell to the Underwriter such securities listed next to its name in the below table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares	Number of Pre-funded Warrants
WestPark Capital, Inc.
Total

The Underwriter is offering the shares of common stock, and Pre-Funded Warrants in lieu thereof, subject to various conditions and may reject all or part of any order. The Underwriter has advised us that they propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $      per share of common stock, or Pre-Funded Warrant in lieu thereof. After the shares of common stock and Pre-Funded Warrants are released for sale to the public, the Underwriter may change the concession at various times.

We have agreed to indemnify the Underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect thereof.

Underwriting Discounts, Commissions and Expenses

The following table provides information regarding underwriting discounts and commissions to be paid to the Underwriter by us, before expenses. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Underwriter:

	Per Share	Per Pre-funded Warrant	Total
Offering price	$	$	$
Underwriting discount and commissions (4.0%)	$	$	$
Proceeds, before expense, to us	$	$	$

We have agreed to reimburse the Underwriter for: (i) reasonable fees and expenses of the Underwriter’s legal counsel up to $75,000. Prior to the date of this prospectus, we have paid the Underwriter an expense advance of $25,000 as a retainer for its legal counsel. Such amount will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). We have also agreed to pay to the Underwriter at the closing of the offering a non-accountable expense allowance of $45,000.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions and excluding the non-accountable expense allowance, will be approximately $190,000.

Right of First Refusal

We have granted the Underwriter a right of first refusal, for a period commencing on March 27, 2025 and ending three months from the closing of the offering to act as sole advisor, sole investment banker, sole book-running manager and/or sole placement agent, as applicable, at the Underwriter’s sole discretion, for each and every future public and private equity or debt financing transaction or merger and acquisition transaction by us (each a “Subject Transaction”), a subsidiary or any successor, on terms and conditions customary to the Underwriter for such Subject Transactions; provided, however, if the underwriting agreement is terminated for cause by the Company, the first of first refusal shall be terminated as provided in FINRA Rule 5110(g)(5)(B). For the avoidance of doubt, pursuant to FINRA Rule 5110(g)(6)(A), the right of first refusal hereunder shall not have a duration of more than three (3) years from the commencement of sales in the Offering or the termination date of this Agreement.

Tail Financing

The Underwriter shall be entitled to a cash fee of 4% on the gross proceeds of any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom the Underwriter had introduced to the Company during the period commencing on March 27, 2025 ending on the 90th day thereafter, inclusive and with whom the Company did not have a pre-existing relationship, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of the Underwriter’s engagement with us. Notwithstanding the foregoing, no fee shall be payable if the Company terminates the underwriting agreement for cause pursuant to FINRA Rule 5110(g)(5)(B).

Lock-up Agreements

Pursuant to "lock-up" agreements, we and our executive officers, directors and their affiliates have agreed, for a period of 90 days from the date of this prospectus supplement not to (i) 90 days after the date set forth on the Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except for a registration statement on Form S-8 in connection with the registration of shares of common stock issuable under any employee equity-based compensation plan, incentive plan, stock plan, dividend reinvestment plan adopted and approved by the Board of Directors; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Underwriter or by its affiliates. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter, and should not be relied upon by investors.

Listing

Shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “ENTO”. We do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or other nationally recognized trading system.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

●

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●

Syndicate covering transactions involves purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be affected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the Underwriter and selling group members may engage in passive market making transactions in our securities on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The Underwriter is a full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Underwriter may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which it may in the future receive customary fees.

In the ordinary course of their various business activities, the Underwriter and certain of its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Underwriter or its respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Underwriter and its respective affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Underwriter and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

Our securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of our securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. The Underwriter is being represented by Lucosky Brookman LLP in connection with this offering.

EXPERTS

The consolidated balance sheet of the Company as of December 31, 2024, the related consolidated statements of operations and comprehensive loss, mezzanine equity and changes in stockholders’ equity (deficit) and cash flows for the year then ended December 31, 2024 and the related notes, have been audited by Macias Gini & O’Connell LLP, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of the Company as of December 31, 2023, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2023 and the related notes, have been audited by Mazars USA LLP, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025 as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 9, 2025;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 13, 2025, February 6, 2025, February 14, 2025, March 7, 2025, March 25, 2025, April 14, 2025, May 14, 2025, and June 30, 2025 (other than any portions thereof deemed furnished and not filed); and

●	the description of our Common Stock which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form 8-A, filed on August 8, 2016, as supplemented and updated by the description of our capital stock set forth in Exhibit 4.20 of our Annual Report on Form 10-K for the year ended December 31, 2024, filed on April 1, 2025, including any amendment or reports filed for the purposes of updating this description.

All documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the termination or completion of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at Entero Therapeutics, Inc., 777 Yamato Road, Suite 502, Boca Raton, Florida 33431. Our telephone number is (561) 589-7020. You may also find these documents in the “Investors” section of our website, www.enterothera.com. The information on our website is not incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet on the SEC’s website. We also maintain a website at www.enterothera.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing to us at Entero Therapeutics, Inc., 777 Yamato Road, Suite 502, Boca Raton, Florida 33431 or calling us at (561) 589-7020.

12,000,000 shares of Common Stock

Pre-funded Warrants to Purchase 12,000,000 Shares of Common Stock

Prospectus

Sole Bookrunner

WESTPARK CAPITAL, INC.

__________________, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the Underwriter fees, expected to be incurred by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$918.60
FINRA filing fee	$1,400.00
Legal fees and expenses	$150,000
Accounting fees and expenses	$21,400
Miscellaneous fees and expenses	$15,000
Total	$188,718.60

Item 14. Indemnification of Directors and Officers

Indemnification Agreements

On March 6, 2025, we entered into indemnification agreements with each of our directors and executive officers (the “D&O Indemnification Agreements”). The D&O Indemnification Agreements provide that the Corporation will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director or executive officer because of his or her status as one of the Corporation’s directors or executive officers, to the fullest extent permitted by Delaware law and the Corporation’s amended and restated certificate of incorporation. In addition, to the fullest extent permitted by Delaware law, the Corporation will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, subject to the provisions of the DGCL contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has sold the following securities that were not registered under the Securities Act:

In July 2022, we issued an aggregate of 150 shares of Series D Convertible Preferred Stock, 150 shares of Series E Convertible Preferred Stock, and warrants to purchase 2,000,000 shares of Common Stock in a private placement exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D. We also issued placement agent warrants to purchase up to 120,000 shares of Common Stock. The gross proceeds were approximately $300,000.

In October 2022, we issued an aggregate of 7,142 shares of Common Stock to a consultant with a grant date fair value of approximately $82,000 for investor relations services provided. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

In November 2022, we issued pre-funded warrants to purchase 1,354,167 shares of Common Stock and common warrants to purchase 1,354,167 shares of Common Stock in a private placement exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D. The offering raised approximately $1.3 million in gross proceeds.

In March 2023, we issued 1,340,000 shares of Common Stock and warrants to purchase 1,340,000 shares of Common Stock in a private placement exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D. The gross proceeds from the offering were approximately $1.3 million.

In June 2023, we issued inducement warrants to purchase 6,250 shares of Common Stock to certain employees as equity incentives, exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act.

In September 2023, we issued inducement warrants to purchase 5,000 shares of Common Stock to certain employees as equity incentives, exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act.

In July 2023 and December 2023, we issued an aggregate of 7,500 shares of Common Stock to a consultant with a grant date fair value of approximately $76,000 for investor relations services provided. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

In December 2023, we issued inducement warrants to purchase 6,250 shares of Common Stock to certain employees as equity incentives, exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act.

In March 2024, we issued 36,830 shares of Common Stock and 11,777.418 shares of Series G Preferred Stock to the holders of ImmunogenX, Inc. in connection with a merger, and 18,475 shares of Common Stock and 595.808 shares of Series G Preferred Stock to Tungsten Capital Partners LP as compensation for its role as financial advisor, all exempt from registration under Section 4(a)(2) and/or Regulation D.

In May 2024, we issued 732,000 common warrants in a private placement exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D. The gross proceeds from this offering were approximately $0.9 million.

In March 2024, April 2024 and June 2024, we issued an aggregate of 350,000 shares of Common Stock to a consultant with a grant date fair value of approximately $1.5 million for investor relations services provided.

In July 2024, we issued inducement warrants to purchase 3,525,348 shares of Common Stock in connection with the cash exercise of 1,762,674 previously issued warrants. The transaction was exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act. The exercise generated gross proceeds of approximately $1.9 million.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

1.1**	Form of Underwriting Agreement
2.1#	Agreement and Plan of Merger dated September 13, 2021, by and among the Company, Alpha Merger Sub, Inc., and Fortis Advisors LLC, as shareholder representative (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2021).
2.2#	Agreement and Plan of Merger dated March 13, 2024, by and among First Wave BioPharma, Inc., IMMUNO Merger Sub II, LLC, and ImmunogenX Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).##
2.3	Rescission Agreement effective March 24, 2025, by and among the Company, IMGX, currently a wholly owned subsidiary of the Company, and each of the individuals or entities who are the former shareholders of IMGX (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on March 25, 2025
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2023).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of First Wave BioPharma, Inc. dated December 13, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2023).
3.4	Certificate of Designation of Series G Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of First Wave BioPharma, Inc. dated May 15, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2024).
3.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, filed with the SEC on July 29, 2016).
4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).
4.2	Form of Warrant for Convertible Notes Offering (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-3 filed with the SEC on July 27, 2020).
4.3	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2021).
4.4	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).
4.5	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.6	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.7	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2021).
4.8	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022).
4.9	Form of Warrant Amendment Agreement (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022).
4.10	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2022).
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2022).

4.12	Form of Common Warrant (incorporated by reference to Exhibit 4.36 of the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed with the SEC on July 7, 2023).
4.13	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2023).
4.14	Form of Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).
4.15	Form of Assumed Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
4.16	Form of Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2024).
4.17	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed with the SEC on July 11, 2024).
4.18	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2019).
4.19**	Form of Pre-Funded Warrant.
5.1**	Opinion of Sichenzia Ross Ference Carmel LLP
10.1†	Amended and Restated 2014 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2016).
10.2†	2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020).
10.3	First Wave Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).
10.4	Settlement Agreement, by and between the Company and Fortis Advisors LLC, dated November 15, 2021 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2021).
10.5	Form of Waiver (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2022).
10.6	Form on Indemnification Agreement (incorporated by referenced to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2022).
10.7	Form of Waiver Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2022).
10.8	Form of Term Sheet by and between the Representative and the Company, dated July 29, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2022).
10.9	Form of Settlement Agreement, by and between the Fortis Advisors LLC and the Company, dated November 30, 2022) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).
10.10	First Amendment to 2014 Omnibus Equity Incentive Plan (incorporated by reference as Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).
10.11†	Amendment to the 2020 Omnibus Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2023).
10.12	License Agreement, dated September 13, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2023).
10.13#	Amended Credit Agreement, dated as of October 3, 2022 and amended on September 6, 2023 and March 13, 2024, by and between the Company and Mattress Liquidators, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
10.14	Second Amended and Restated Revolving Loan Promissory Note, dated March 13, 2024 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).

10.15	Security Agreement, dated as of October 3, 2022, by and between ImmunogenX and Mattress Liquidators, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
10.16	Lender Support Letter, dated as of March 13, 2024, by and between ImmunogenX and Mattress Liquidators, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
10.17	Form of Shareholder Note (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
10.18	Form of Shareholder Security Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
10.19	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2024).
10.20	Revolving Loan Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2025).
10.21	Revolving Note (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2025).
10.22†	Consulting Agreement dated March 6, 2025 with Skowron Accounting Professional Corporation (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025).
10.23†	Consulting Agreement dated March 6, 2025 with 2818390 Ontario Corp. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025).
10.24†	Form of Director Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025).
10.25	Rescission Agreement, by and between the Company, ImmunogenX, LLC and the Shareholders (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 25, 2025).
10.26**	Form of Amendment to the Rescission Agreement by and between the Company, ImmunogenX, LLC and certain shareholders of the Company.
10.27**	Form of Marketing Agreement by and between the Company and IR Agency LLC.
10.28**	Settlement Agreement dated April 9, 2025 by and between Mattress Liquidators, Inc., ImmunogenX, LLC, Jack A. Syage and The Jack A. Syage and Elizabeth T. Syage Trust.
10.29**	Amended and Restated Credit Agreement dated April 9, 2025, by and between ImmunogenX, LLC and Mattress Liquidators, Inc.
10.30**	Third Amended and Restated Revolving Loan Promissory Note dated April 9, 2025.
10.31**	Amended and Restated Subordination Agreement dated April 9, 2025 by and among Mattress Liquidators, Inc., ImmunogenX, LLC and The Jack A. Syage and Elizabeth T. Syage Trust.
10.32**	Amended and Restated Subordination Agreement dated April 9, 2025 by and among Mattress Liquidators, Inc., Felker Revocable Trust Dated July 30, 1999 and ImmunogenX, LLC.
16.1	Letter from Mazars USA LLP to the U.S. Securities and Exchange Commission, dated June 5, 2024 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2024).
16.2	Letter from Forvis Mazars, LLP to the U.S. Securities and Exchange Commission, dated August 15, 2024 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2024).
16.3	Letter from Macias Gini & O’Connell LLP to the U.S. Securities and Exchange Commission, dated August 29, 2024 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2024).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2025).
23.1*	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm
23.2*	Consent of Mazars USA LLP, independent registered public accounting firm
23.3**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the Company’s Registration Statement on Form S-1 filed on May 12, 2025)
107**	Filing Fee Table.

* Filed herewith.

** Previously filed.

# Certain portions of this exhibit (indicated by “[*****]”) have been omitted as we have determined (1) it is not material and (2) is the type that the Company treats as private or confidential.

## Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

† Indicates a management contract or compensation plan, contract or arrangement.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on July 2, 2025.

ENTERO THERAPEUTICS, INC.

By:	/s/ Richard Paolone
Name:	Richard Paolone
Title:	Interim Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard Paolone	Interim Chief Executive Officer, Chairman and Director (Principal Executive Officer)	July 2, 2025
Richard Paolone

/s/ Anna Skowron	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2025
Anna Skowron

/s/ *	Director	July 2, 2025
Edward J. Borkowski

/s/ *	Director	July 2, 2025
Eric Corbett

/s/ *	Director	July 2, 2025
Manpreet Uppal

/s/ *
Jack Syage	Director	July 2, 2025

*By:	/s/ Richard Paolone
Richard Paolone
Attorney-In-Fact